Exhibit 10.1

TERM LOAN CREDIT AGREEMENT
Dated as of April 16, 2025
among
NN, INC.,
as the Borrower
and
THE LENDERS PARTY HERETO
and
ALTER DOMUS (US) LLC,
as Administrative Agent for all of the Lenders

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms    1
1.02    Other Interpretive Provisions    45
1.03    Accounting Terms    46
1.04    Rounding    47
1.05    Times of Day; Rates    47
1.06    Currency Equivalents Generally    48
1.07    Effect of Benchmark Transition Event    48
1.08    Divisions    50
ARTICLE II
THE COMMITMENTS AND BORROWINGS
2.01    The Loans    50
2.02    Borrowings, Conversions and Continuations of Loans    51
2.03    [Reserved]    52
2.04    [Reserved]    52
2.05    Prepayments    52
2.06    Termination or Reduction of Commitments    57
2.07    Repayment of Loans    57
2.08    Interest    57
2.09    Fees    59
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate    59
2.11    Evidence of Debt    60
2.12    Payments Generally; Administrative Agent’s Clawback    60
2.13    Sharing of Payments by Lenders    62
2.14    [Reserved]    63
2.15    Defaulting Lenders    63
2.16    Incremental Credit Extensions    64
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes    68
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3.02    Illegality    72
3.03    Inability to Determine Rates    73
3.04    Increased Costs; Reserves on Adjusted Term SOFR Rate Loans    74
3.05    Compensation for Losses    75
3.06    Mitigation Obligations; Replacement of Lenders    75
ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING AND BORROWING
4.01    Conditions of Closing and Initial Borrowing    76
4.02    Conditions to Delayed Draw Term Loan Borrowings    81
ARTICLE V
REPRESENTATIONS AND WARRANTIES
5.01    Corporate Existence; Subsidiaries; Foreign Qualification    82
5.02    Corporate Authority    82
5.03    Governmental Authorization; Other Consents    82
5.04    Litigation and Administrative Proceedings    83
5.05    Title to Assets    83
5.06    Liens and Security Interests    83
5.07    Tax Returns    84
5.08    Environmental Laws    84
5.09    Locations    84
5.10    Enforceability    84
5.11    Employee Benefits Plans    84
5.12    Consents or Approvals    85
5.13    Solvency    85
5.14    Financial Statements; No Material Adverse Effect    85
5.15    Regulations    85
5.16    Use of Proceeds    85
5.17    Intellectual Property    85
5.18    Insurance    86
5.19    Capitalization; Subsidiaries    86
5.20    Labor Matters    86
5.21    Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws    86
5.22    Certain Treasury Regulation Matters    87
5.23    [Reserved]    88
5.24    Accurate and Complete Statements    88
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5.25    Investment Company    88
5.26    Defaults    88
5.27    Senior Debt Status    88
ARTICLE VI
AFFIRMATIVE COVENANTS
6.01    Financial Statements    88
6.02    Certificates; Other Information    89
6.03    Notices    92
6.04    Payment of Taxes and Other Obligations    93
6.05    Preservation of Existence, Etc.    93
6.06    [Reserved]    93
6.07    Maintenance of Insurance    93
6.08    Compliance with Laws    94
6.09    Books and Records    95
6.10    Inspection Rights    95
6.11    Use of Proceeds    95
6.12    Covenant to Guarantee Obligations and Give Security    95
6.13    Compliance with Environmental Laws    100
6.14    Regarding Collateral    100
6.15    [Reserved]    100
6.16    Further Assurances    100
6.17    Post-Closing Matters    101
ARTICLE VII
NEGATIVE COVENANTS
7.01    Liens    101
7.02    Indebtedness    104
7.03    Investments and Acquisitions    106
7.04    Fundamental Changes    111
7.05    Dispositions    111
7.06    Restricted Payments    112
7.07    Changes in the Nature of Business    113
7.08    Transactions with Affiliates    113
7.09    Burdensome Agreements    113
7.10    Use of Proceeds    114
7.11    Amendments to Organization Documents    114
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7.12    Accounting Changes    114
7.13    Sanctions; Anti-Corruption Laws    114
7.14    Financial Covenants    115
7.15    Restrictions Pertaining to Certain Indebtedness    115
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default    116
8.02    Remedies upon Event of Default    118
8.03    Application of Funds    119
8.04    Cure Right    120
ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment of the Administrative Agent    121
9.02    Delegation of Duties    122
9.03    Liability of the Administrative Agent    122
9.04    Lack of Reliance on the Administrative Agent    124
9.05    Indemnification of the Administrative Agent    125
9.06    Reliance by the Administrative Agent    126
9.07    The Administrative Agent in its Individual Capacity    126
9.08    Successor Administrative Agent    126
9.09    Withholding Tax    127
9.10    The Administrative Agent May File Proofs of Claim; Credit Bidding    128
9.11    Authorization to Execute Other Loan Documents    129
9.12    Collateral and Guaranty Matters    129
9.13    [Reserved]    131
9.14    Right to Realize on Collateral and Enforce Guarantee    131
9.15    Erroneous Payments    131
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc.    133
10.02    Notices; Effectiveness; Electronic Communications    136
10.03    No Waiver; Cumulative Remedies; Enforcement    139
10.04    Expenses; Indemnity; Damage Waiver    140
10.05    Payments Set Aside    142
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10.06    Successors and Assigns    143
10.07    Treatment of Certain Information; Confidentiality    147
10.08    Right of Setoff    148
10.09    Interest Rate Limitation    149
10.10    Counterparts; Integration; Effectiveness    149
10.11    Survival of Representations and Warranties    150
10.12    Severability    150
10.13    [Reserved]    150
10.14    Governing Law; Jurisdiction; Etc.    150
10.15    WAIVER OF JURY TRIAL    151
10.16    No Advisory or Fiduciary Responsibility    152
10.17    Electronic Execution of Assignments and Certain Other Documents    152
10.18    PATRIOT Act    153
10.19    Inconsistencies with Other Documents    153
10.20    Acknowledgment and Consent to Bail-In of Affected Financial Institutions    153
10.21    Acknowledgement Regarding Any Supported QFCs    154

SCHEDULES
1.01    Material Real Property
2.01    Commitments and Applicable Percentages
5.01    Capitalization; Subsidiaries
5.04    Litigation and Administrative Procedures
5.05    Real Property
5.08     Environmental Liabilities
5.09    Locations
5.17    Intellectual Property
5.18    Insurance
5.23    Deposit Accounts
6.17    Post-Closing Matters
7.01    Existing Liens
7.02    Existing Indebtedness
7.03    Existing Investments
10.02    Administrative Agent’s Office, Certain Addresses for Notices
EXHIBITS
Form of
A    Committed Loan Notice
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B    Assignment and Assumption
C    Term Note
D    Compliance Certificate
F-1    U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
F-2    U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
F-3    U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
F-4    U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
E     PIK Election Notice

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CREDIT AGREEMENT
This TERM LOAN CREDIT AGREEMENT (this “Agreement”) is entered into as of April 16, 2025, among NN, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party hereto (collectively, the “Lenders” and each individually, a “Lender”), and Alter Domus (US) LLC, as administrative agent (in such capacity, the “Administrative Agent”).
PRELIMINARY STATEMENTS:
WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of $118,000,000 of Term Loans (as hereinafter defined) and $10,000,000 of Delayed Draw Term Loan Commitments (as hereinafter defined) on the Closing Date (as hereinafter defined) as senior secured credit facilities. The proceeds of the Term Loans shall be used on the Closing Date to fund the Transactions (as hereinafter defined);
WHEREAS, each Loan Party (as hereinafter defined) desires to secure all of the Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to the Administrative Agent, for the benefit of the Secured Parties (as hereinafter defined), a security interest in certain property of such Loan Party, subject to the limitations described herein and in the Collateral Documents (as hereinafter defined); and
WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“2024 Sale and Leaseback Transaction” means that certain sale and leaseback transaction with respect to the Loan Parties’ facilities located at (a) 42 & 48 Frank Mossberg Drive, Attleboro, MA 02703 and (b) 16 Extension Street, Attleboro, MA 02703 pursuant to that certain Letter of Intent for Sale-Leaseback Transaction, dated as of December 18, 2023, from Tenet Equity, LP to the Borrower.
“ABL Administrative Agent” means PNC Bank, National Association, in its capacity as administrative agent under the ABL Credit Agreement, and any applicable successors or assigns in such capacity.
“ABL Credit Agreement” means the Credit Agreement dated as of December 30, 2024 (as amended by that certain First Amendment to Revolving Credit and Security Agreement, dated as of the Closing Date), by and among the Borrower, the ABL Lenders and the ABL Administrative Agent, as the same may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time in accordance with the ABL Intercreditor Agreement.
“ABL Facility” means any “ABL Facility” under and as defined in the ABL Intercreditor Agreement.
“ABL Intercreditor Agreement” means the intercreditor agreement dated as of the date hereof, between the Administrative Agent and the ABL Administrative Agent, in form and substance satisfactory to the Administrative Agent and the Required Lenders.
“ABL Lenders” means the “Lenders” under and as defined in the ABL Credit Agreement.
“ABL Loan Documents” means the ABL Credit Agreement and all security and other collateral or other documents related thereto or entered into in connection therewith that are deemed to be “Loan Documents” under the ABL Credit Agreement.
“ABL Obligations” means the Obligations, under and as defined in the ABL Credit Agreement.
“ABL Priority Collateral” has the meaning specified in the ABL Intercreditor Agreement.
“ABL Revolving Credit Commitments” means the Commitments, under and as defined in the ABL Credit Agreement.
“ABL Revolving Loans” means the Loans, under and as defined in the ABL Credit Agreement.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of 50% of the Equity Interests of any Person, or (c) the acquisition of another Person by a merger, consolidation, amalgamation or any other combination with such Person.
“Additional Lender” means, at any time, any bank, financial institution or other institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any Incremental Facility in accordance with Section 2.16 (subject to the consent of the Administrative Agent to the extent such consent would have been required under Section 10.06(b)(iii)(B) if such Additional Lender was an assignee).
“Administrative Agent” means Alter Domus (US) LLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by or acceptable to the Administrative Agent.
“Adjusted Term SOFR Rate” means, for any Interest Period, the rate per annum equal to (a) Term SOFR for such Interest Period plus (b) the Term SOFR Adjustment for such Interest

Period; provided that if the Adjusted Term SOFR Rate as so determined shall ever be less than the Floor, then Adjusted Term SOFR Rate shall be deemed to be the Floor.
“Adjusted Term SOFR Rate Loan” means a Loan that bears interest at a rate determined by reference to the Adjusted Term SOFR Rate (other than by reason of clause (iii) of the definition of “Base Rate”).
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Fee Letter” means the letter agreement, dated as of the date hereof, among the Administrative Agent and the Borrower.
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Algonquin Sale and Leaseback Transaction” means the sale and leaseback transaction with respect to the Loan Parties’ facilities located at 821 W. Algonquin Road, Algonquin, IL 60102.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and any other laws or regulations concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” means the Bank Secrecy Act, as amended by the PATRIOT Act, and any other laws or regulations concerning or relating to money laundering or terrorism financing.
“Applicable Percentage” means in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) such Term Lender’s unused Term Commitment at such time, subject to adjustment as provided in Section 2.15, plus (ii) the principal amount of such Term Lender’s outstanding Term Loans at such time. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, or if the Term Commitments have expired, then the Applicable Percentage of each Lender in respect of the Term Facility shall be determined without regard to the foregoing clause (i). The initial Applicable Percentage of each Lender in respect of the Term Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, in respect of the Term Loans,
(1) (i) from the Closing Date until the earlier of (A) delivery of financial statements for the fiscal quarter ending March 31, 2026 pursuant to Section 6.01(b) (such date, the “Initial Rate Trigger Date”), and (B) the Delayed Draw Funding Date, (I) 8.25% per annum for Base Rate Loans and (II) 9.25% per annum for Adjusted Term SOFR Rate Loans, and (ii) thereafter, if the Delayed Draw Funding Date has not occurred, the following percentages per annum, based on the Consolidated Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Net Leverage Ratio	Term SOFR	Base Rate
1	> 2.00:1.00	9.25%	8.25%
2	≤ 2.00:1.00 but > 1.50:1.00	8.75%	7.75%
3	< 1.50:1.00	8.25%	7.25%

(2) if the Delayed Draw Funding Date has occurred, (i) from and after the Delayed Draw Funding Date until the Initial Rate Trigger Date, (I) 8.75% per annum for Base Rate Loans and (II) 9.75% per annum for Adjusted Term SOFR Rate Loans, and (ii) thereafter, the following percentages per annum, based on the Consolidated Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Pricing Level	Consolidated Net Leverage Ratio	Term SOFR	Base Rate
1	> 2.00:1.00	9.75%	8.75%
2	≤ 2.00:1.00 but > 1.50:1.00	9.25%	8.25%
3	< 1.50:1.00	8.75%	7.75%

provided that with respect to any interest payment due on the Term Loans at any time prior to the date that is twenty-four (24) months following the Closing Date and for which a PIK Election has been made, (1) in the case of Adjusted Term SOFR Rate Loans, no less than 5.25% per annum of the then-applicable Applicable Rate, and (2) in the case of Base Rate Loans, no less than 4.25% per annum of the then-applicable Applicable Rate, in each case, shall be paid as cash interest and the remainder of such then-applicable Applicable Rate which is not paid in cash shall be paid in kind pursuant to Section 2.08(a)(ii) (before giving effect to the amount of the increase to the Applicable Rate pursuant to the proviso below), for any day as to which interest accrues that is payable on an Interest Payment Date as to which a PIK Election has been made; provided, further that to the extent such PIK Election is made by the Borrower, the Applicable Rate on the Loans as to which such PIK Election applies shall be increased by 0.50% per annum for such Interest Payment Date as to which such PIK Election applies.
“Appropriate Lender” means, at any time, with respect to the Term Facility, a Lender that has a Commitment with respect to the Term Facility or holds a Loan under the Term Facility at such time.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date, (a) in respect of any Financing Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Financing Lease Obligations and (c) all Synthetic Debt of such Person.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.07(d).
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal years ended December 31, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, the highest of (i) the prime commercial lending rate published by the Wall Street Journal as the “prime rate,” (ii) the Federal Funds Rate, as in effect from time to time (which in no event shall be less than zero), plus one-half of one percent (0.50%) per annum, and (iii) Adjusted Term SOFR Rate determined on a daily basis for an Interest Period of one (1) month, plus one percent (1.00%) per annum (any changes in such rates to be effective as of the date of any change in such rate). The Administrative Agent may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.07(a).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bilateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, the Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.07 and (y)

ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 1.07.
“Beneficial Ownership Certification” means a certificate regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Interim Financial Statements” has the meaning specified in Section 4.01(a)(x).
“Borrower Materials” has the meaning specified in Section 10.02(f).
“Borrower Pro Forma Financial Statements” has the meaning specified in Section 4.01(a)(xi).
“Borrowing” means a Term Borrowing.
“Business Day” means any day other than a Saturday, Sunday or other day which is a federal holiday or any other day on which commercial banks are authorized or required to close under the Laws of, or are in fact closed in, the state of New York.
“Capital Distribution” means a payment made, liability incurred or other consideration given by the Borrower or any of its Subsidiaries, for the purchase, acquisition, redemption, repurchase, payment, defeasance, cancellation, termination or retirement of any capital stock or other Equity Interest of the Borrower or such Subsidiary, as applicable, or as a dividend, return of capital or other distribution (other than any stock dividend, stock split or other equity distribution payable only in its common capital stock or other Equity Interests (other than Disqualified Equity Interests)) in respect of the Borrower’s or such Subsidiary’s (as the case may be) capital stock or other Equity Interest.
“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance that are properly charged to current operations).
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136) (H.R. 748), as amended from time to time, and all rules, requirements, regulations, and administrative guidance related to the same.
“Cash Equivalents” means any type of Investment permitted pursuant to Section 7.03(a)(ii).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code in which any Loan Party is a United States shareholder within the meaning of Section 951(b) of the Code or from which any Loan Party directly or indirectly would reasonably be expected to receive income under Sections 951 through 965 of the Code.
“Change in Control” means any of the following:
(a)    the acquisition of ownership or voting control, directly or indirectly, beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as then in effect) or of record, on or after the Closing Date, by any Person or group (within the meaning of Sections 13d and 14d of the Securities Exchange Act of 1934, as then in effect), of shares representing more than thirty-five percent (35%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of the Borrower;
(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body;
(c)    the Borrower shall cease to own, directly or indirectly, one hundred percent (100%) of the record and beneficial ownership of each other Loan Party; or
(d)    the occurrence of a change in control, or other similar provision, as defined in the ABL Credit Agreement.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Closing Date Term Loan Commitment” means, as to each Lender, its obligation to make a Term Loan to the Borrower in an aggregate amount not to exceed the amount specified opposite such Term Lender’s name on Schedule 2.01 under the caption “Closing Date Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Closing Date Term Loan Commitments is $118,000,000.
“Closing Date Term Loans” means the Term Loans made by the Lenders to the Borrower on the Closing Date pursuant to Section 2.01(a) (including all PIK Interest pursuant to Section 2.08(a)(ii)).
“Code” means the Internal Revenue Code of 1986, as amended from time to time, as amended
“Collateral” means all of the “Collateral” and “Mortgaged Property” or other similar term referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.
“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplement, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Commitment” means any Term Commitment.
“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Adjusted Term SOFR Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system, as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Depreciation and Amortization Charges” means, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of the Borrower and its Subsidiaries for such period, as determined on a consolidated basis and in accordance with GAAP.
“Consolidated EBITDA” means, for any period, as determined on a consolidated basis, Consolidated Net Earnings for such period, plus without duplication, the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of: (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense and distributions therefor, (iii) Consolidated Depreciation and Amortization Charges, (iv) non-cash charges, expenses, losses or other items; provided that if any such non-cash charges, expenses, losses or other items represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Earnings, (v) (1) unusual non-cash gains not incurred in the ordinary course of business in an amount not to exceed $5,000,000 for the applicable period and/or (2) actual non- recurring non-cash restructuring charges in an amount not to exceed $7,500,000 in the aggregate over all periods, (vi) non-cash foreign exchange gains and losses with respect to intercompany loans, (vii) restructuring costs, charges and related items, integration costs, costs of strategic initiatives, business optimization expenses or costs (including relating to systems design, upgrade and implementation costs), retention, recruiting, relocation, signing and stay bonuses and expenses including payments made to employees or others who are subject to non-compete agreements, facility opening, pre-opening, facility closing and consolidation costs, contract termination costs and severance costs, (viii)(1) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies (other than revenue synergies) (in each case, net of amounts actually realized) related to the Transactions that are reasonably identifiable (as determined by the Borrower in good faith) and projected by the Borrower in good faith to result from actions (x) that have been taken or (y) with respect to which substantial steps have been taken or that are expected to be taken (in the good faith determination of the Borrower) within 12 months after the Closing Date and/or (2) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, operating improvements and other synergies (other than revenue synergies) (in each case, net of amounts actually realized) related to any Acquisition or Disposition permitted pursuant to this Agreement or related to restructuring initiatives, cost savings initiatives, new projects and other initiatives that are reasonably identifiable (as determined by the Borrower in good faith) and projected by the Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are that are expected to be taken within 12 months after the date of consummation of such Acquisition or Disposition or the commencement of such initiative, (ix) adjustments consistent with Regulation S-X, (x) other non-recurring or one-time expenses, accruals, payments and expenses (including rationalization, legal, tax, structuring and other costs and expenses) related to the Transactions, acquisitions, investments, dividends, restricted payments, dispositions, refinancings or issuances of debt or equity or related to any amendment, negotiation, forbearance, extension, modification or waiver in respect of the documentation (including the Loan Documents) governing such transactions (in each case, whether or not consummated), (xi) costs related to implementation of operational and reporting systems and technology initiatives, provided that that the amounts added to Consolidated EBITDA pursuant to the foregoing clauses (vii) through (xi) in any such period (other than with respect to (a) stock option and other equity based compensation expenses, (b) Transaction Costs and (c) for any period ending on or prior to December 31, 2026, facility closing costs in an aggregate amount since the Closing Date not to exceed $6,000,000) shall not exceed, in the aggregate, 25.0% of Consolidated EBITDA for such period (calculated before giving effect to the adjustments set forth in clauses (vii) through (xi)), (xii) charges, losses or expenses to the extent paid for, reimbursed, indemnified or insured by a third party (or reasonably expected to be so paid or reimbursed within one (1) year after the end of such period), (xiii) proceeds of business interruption insurance to the extent not included in the calculation of Consolidated Net Earnings, (xiv) income attributable to non-controlling interest, (xv) letter of credit and other financing fees, (xvi) any non-cash increase in expenses (1) resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or any other acquisition or (2) due to purchase accounting and (xvii) earnout obligations with respect to any Acquisition or Investment paid or accrued during the applicable period. For purposes of this Agreement, Consolidated EBITDA shall be adjusted pursuant to Section 1.03(c). Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA for each such period that includes: for the fiscal quarters ended March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024, Consolidated EBITDA for such fiscal quarters shall be deemed to be $11,297,000, $13,404,000, $18,142,000 and $12,059,000 respectively.
“Consolidated Funded Indebtedness” means, at any date, all Indebtedness (including, but not limited to, current, long-term and Subordinated Indebtedness, if any) of the Borrower and its Subsidiaries, as determined on a consolidated basis and in accordance with GAAP; provided that in no event shall any preferred Equity Interests be included as Indebtedness so long as such preferred Equity Interests do not have any mandatory redemption date and are not subject to any covenants.
“Consolidated Income Tax Expense” means, for any period, all provisions for taxes based on the gross or net income of the Borrower and its Subsidiaries (including, without limitation, any additions to such taxes, and any penalties and interest with respect thereto), as determined on a consolidated basis and in accordance with GAAP.
“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Subsidiaries for such period, as determined on a consolidated basis and in accordance with GAAP.
“Consolidated Net Earnings” means, for any period, the net income (or loss) of the Borrower, its Subsidiaries (other than the Wuxi Weifu JV), and Borrower’s equity in the net income (or loss) for such period of the Wuxi Weifu JV or any Person if such Person is not a Subsidiary for such period, as determined on a consolidated basis and in accordance with GAAP;

provided that Consolidated Net Earnings shall exclude the net income of any Subsidiary or Person, during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary or Person of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such period, except that the Borrower’s equity in any net loss of any such Subsidiary or Person for such period shall be included in determining Consolidated Net Earnings.
“Consolidated Net Leverage Ratio” means, as of any date, determined on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (as of such date) minus the aggregate amount equal to 100% of the Unrestricted Cash and Cash Equivalents of the Loan Parties subject to control agreements (as of such date) in favor of the Administrative Agent to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower then ended (in the case of any determination as of the last day of a fiscal quarter) or for the most recently completed four fiscal quarters of the Borrower for which financials are required to be delivered hereunder (in the case of any determination of such ratio on a pro forma basis hereunder).
“Consolidated Net Leverage Ratio Covenant” has the meaning specified in Section 7.14(a).

“Consolidated Secured Net Leverage Ratio” means, as of any date, determined on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness (as of such date) that is secured by Liens on assets or property of the Borrower and the Subsidiaries as of such date minus the aggregate amount equal to 100% of the Unrestricted Cash and Cash Equivalents of the Loan Parties subject to control agreements (as of such date) in favor of the Administrative Agent to (b) Consolidated EBITDA (for the most recently completed four fiscal quarters of the Borrower for which financials are required to be delivered hereunder).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the meaning correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” shall mean any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).
“Covered Party” shall have the meaning provided in Section 10.21.
“Credit Extension” means a Borrowing.
“Cure Amount” shall have the meaning provided in Section 8.04.

“Cure Right” shall have the meaning provided in Section 8.04.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, unless cured or waived, would be an Event of Default.
“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2.00% per annum; provided, however, that with respect to an Adjusted Term SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has other than via an Undisclosed Administration,

(i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination.
“DDTL Equity Raise” means the Borrower shall have received at least $40,000,000 of cash contributions from the issuance of new Equity Interests (other than Disqualified Equity Interests) in the Borrower for a price per share no less than the fair market value of such share and otherwise on customary market terms.
“Delayed Draw Commitment Fee” has the meaning specified in Section 2.09(a).
“Delayed Draw Commitment Fee Rate” means, for the period from the Closing Date to and including the Delayed Draw Term Loan Commitment Termination Date, 1.00% per annum, in each case, on the average daily undrawn portion of the Delayed Draw Term Loan Commitments.
“Delayed Draw Funding Date” means the date that Delayed Draw Term Loans are made to the Borrower pursuant to Section 2.01(b).
“Delayed Draw Term Loan” has the meaning specified in Section 2.01(b).
“Delayed Draw Term Loan Commitment” means, as to each Term Lender, its obligation to make Delayed Draw Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount specified opposite such Lender’s name on Schedule 2.01 under the caption “Delayed Draw Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Delayed Draw Term Loan Commitments of all Lenders as of the Closing Date is $10,000,000, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Delayed Draw Term Loan Commitment Termination Date” means the earlier of (i) the Delayed Draw Funding Date and (ii) October 16, 2026; provided, that, if such date is not a Business Day, then on the immediately preceding Business Day.
“Delayed Draw Term Loan Facility” means, at any time, the aggregate amount of the Total Delayed Draw Term Loan Commitment at such time.
“Deposit Account Control Agreement” has the meaning assigned thereto in the Security Agreement.
“Designated Jurisdiction” means any country, region or territory that is the subject of comprehensive Sanctions.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event: (a) matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person that are not themselves Equity Interests described in this definition) pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable at the option of the holder for Indebtedness or Equity Interests described in this definition (excluding Equity Interests that are convertible or exchangeable solely at the option of the Borrower or a Subsidiary); or (c) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part; in each case, in the case of the Borrower, on or prior to the ninety-first day following the final maturity date of the then issued Term Loans, as extended from time to time; provided that any Equity Interests that would not constitute Equity Interests described in this definition but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” occurring prior to the ninety-first day following the final maturity date of the then-existing Term Loans shall not constitute Disqualified Equity Interests if any such requirement only becomes operative after payment in full of all amounts owing under this Agreement and the other Loan Documents and the termination in full of the Commitments; provided, further, that in no event will the term “Disqualified Equity Interest” include the Series D Preferred Stock. The amount of any Disqualified Equity Interests that do not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Equity Interests is to be determined pursuant to this Agreement; provided that if such Disqualified Equity Interests could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Equity Interests as reflected in the most recent financial statements of such Person.

“Dollar” and “$” mean lawful money of the United States.
“Domestic Liquidity” means, as of any date of determination, the sum of (a) Unrestricted Cash and Cash Equivalents of the Borrower and its Domestic Subsidiaries and (b) the aggregate amount of ABL Revolving Credit Commitments available to be drawn by the Borrower.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Dowagiac Disposition” means the sale of the Loan Parties’ facilities located at 201 Percy St, Dowagiac, MI 49047.
“ECF Percentage” means, for any fiscal year ending on or after December 31, 2025:
(a)    50% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is greater than 3.00 to 1.00;
(b)    25% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 3.00 to 1.00 but greater than 2.00 to 1.00; and
(c)    0% if the Consolidated Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 2.00 to 1.00.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetland, flora and fauna.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in insolvency; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan or (j) any event similar to the events set forth in subsections (a) through (i) above with respect to a Foreign Pension Plan.
“Erroneous Payment” has the meaning specified in Section 9.15(a).
“Erroneous Payment Subrogation Rights” has the meaning specified in Section 9.15(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of (a) the sum of Consolidated EBITDA for such fiscal year (determined without giving effect to clause (a)(viii) thereof and any adjustments thereto pursuant to Section 1.03(c)) and any decrease in Working Capital over (b) the sum (for such fiscal year) of (i) Consolidated Interest Expense actually paid in cash by the Borrower and its Subsidiaries, (ii) scheduled principal repayments, to the extent actually made in cash, of the Term Loans pursuant to Section 2.07, (iii) all Consolidated Income Tax Expense actually paid in cash by the Borrower and its Subsidiaries, (iv) Capital Expenditures actually made by the Borrower and its Subsidiaries in cash, (v) Transaction Costs actually paid by the Borrower and its Subsidiaries in cash and (vi) any increase in Working Capital; provided that in each case of clauses (b)(i) through (v) such payment was not made with proceeds of any Indebtedness, Disposition, equity issuance, Extraordinary Receipts or other proceeds that would not be included in calculating Consolidated EBITDA for the applicable fiscal year.
“Excluded Assets” means (i) any asset of any Loan Party that shall be deemed environmental waste or an environmental hazard under any applicable Law and (ii) any non-material lease, license, contract or agreement to which any Loan Party is a party, and any of its rights or interests thereunder, if and to the extent that a security interest therein is prohibited by or in violation of (x) any applicable Law, or (y) a term, provision or condition of any such lease, license, contract or agreement (unless in each case, such applicable Law, term, provision or condition would be rendered ineffective with respect to the creation of such security interest pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable Law or principles of equity), provided, however, that the foregoing shall cease to be treated as an “Excluded Asset” (and shall constitute Collateral) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, such security interest shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (x) or (y) above, provided, further that Excluded Assets shall not include any proceeds of any such lease, license, contract or agreement or any goodwill of Loan Parties’ business associated therewith or attributable thereto; provided, however, if any Excluded Asset does not constitute an “Excluded Property” (as defined in the ABL Credit Agreement), it shall not constitute an Excluded Asset hereunder.
“Excluded Account” means any Deposit Account of a Loan Party (and all cash, Cash Equivalents and other securities or investments credited thereto or deposited therein) (a) that is a Trust Account, (b) that does not have an individual ending balance in excess of $100,000 or in the aggregate with each other account described in this clause (b), in excess of $500,000, or (c) to the extent that it is cash collateral for letters of credit to the extent permitted hereunder.
“Excluded Subsidiaries” means (i) any Subsidiary to the extent a Guaranty by such Subsidiary would be prohibited or restricted by law, rule or regulation, or by any restriction in any contract or constituent document existing on the Closing Date or at the time such Subsidiary becomes a Subsidiary (including any requirement to obtain the consent of any Governmental Authority or third party) solely to the extent that such prohibition or restriction was not entered into in contemplation of its financing arrangements or for the purpose of circumventing the requirements of the Loan Documents, (ii) any Subsidiary that is a Foreign Subsidiary or a Foreign Subsidiary Holding Company, in each case, other than any Material Foreign Subsidiary or any Foreign Subsidiary that is organized in a Material Foreign Jurisdiction, (iii) any direct or indirect Subsidiary of any Foreign Subsidiary or any Foreign Subsidiary Holding Company set forth in clause (ii), in each case, other than any Material Foreign Subsidiary or any Foreign Subsidiary that is organized in a Material Foreign Jurisdiction, (iv) any Subsidiary that is an Immaterial Subsidiary, (v) any Subsidiary where the Required Lenders and the Borrower reasonably determine that would reasonably be expected to result in adverse tax, accounting or regulatory consequences (in each case, other than de minimis), (vi) special purpose entities (including, without limitation, entities formed for the purpose of (i) [reserved] and (ii) purchasing, improving or financing real estate), (vii) not-for-profit subsidiaries, if any, and (vii) captive insurance companies, if any.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.06) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any U.S. Federal withholding Taxes imposed under FATCA and (e) U.S. Federal backup withholding Taxes.
“Existing Credit Agreement” means that certain Term Loan Credit Agreement, dated as of March 22, 2021 (as amended, restated, amended and restated, supplemented or otherwise modified prior to the Closing Date), by and between (i) the Borrower, (ii) the guarantors from time to time party thereto, (iii) the lenders from time to time party thereto and (iv) Oaktree Fund Administration, LLC, as administrative agent.
“Existing Credit Agreement Indebtedness” means all Indebtedness evidenced by the Existing Credit Agreement and the other loan documents thereunder.
“Existing Indebtedness” means all existing Indebtedness of the Borrower and its Subsidiaries, including, without limitation, the Existing Credit Agreement Indebtedness but excluding Indebtedness permitted pursuant to Section 7.02.
“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments; provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds, awards or payments in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(iv).
“Facilities” means the Closing Date Term Loans and the Delayed Draw Term Loan Facility, as the context may require, and “Facility” means any of them.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letters” means (a) the Agent Fee Letter, and (b) the Lender Fee Letter, as the context may require.
“Financial Covenant” has the meaning specified in Section 7.14.
“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, chief administrative officer, treasurer or controller. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of the Borrower.
“Financing Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Floor” means 2.00% per annum.
“Foreign Disposition” has the meaning specified in Section 2.05(b)(viii).
“Foreign Excess Cash Flow” has the meaning specified in Section 2.05(b)(viii).
“Foreign Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by the Borrower or any of its Subsidiaries for their employees or former employees.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision other than any political subdivision of the United States.
“Foreign Subsidiary Holding Company” means any Subsidiary of the Borrower substantially all of the assets of which constitute the Equity Interests and/or Indebtedness of one or more CFCs (other than any Material Foreign Subsidiary) and other Foreign Subsidiary Holding Companies.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“General Metal” shall mean General Metal Finishing LLC, a Delaware limited liability company.
“GMF Collateral” means the Equity Interests of General Metal and assets relating to the metal plating business.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, the Subsidiaries of the Borrower (other than Immaterial Subsidiaries) listed on Schedule 5.01 and each other Subsidiary of the Borrower that shall be required to execute and deliver a Guaranty or guaranty supplement pursuant to Section 6.12.
“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form, in each case, regulated pursuant to any Environmental Law.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Immaterial Subsidiary” means any Subsidiary of the Borrower that, (a) together with all other such Subsidiaries in the aggregate, (i) contributed less than 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries, taken as a whole, during the most recently-ended four fiscal quarter period (taken as a single period) or (ii) as of any applicable date of determination has assets that constitute less than 5% aggregate net book value of the assets of the Borrower and its Subsidiaries, taken as a whole, (b) does not Guarantee or provide a Lien on its assets or otherwise provide credit support with respect to any Indebtedness of the Borrower or any of the Borrower’s other Subsidiaries, (c) does not own, directly or indirectly, any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, a Loan Party, (d) does not own any other Subsidiaries (other than Immaterial Subsidiaries) and (e) has not been designated to be a Loan Party pursuant to Section 6.12(g) hereof.
“Incremental Amendment” has the meaning assigned to such term in Section 2.16(h).

“Incremental Amendment Date” has the meaning assigned to such term in Section 2.16(d).
“Incremental Arranger” has the meaning assigned to such term in Section 2.16(a).
“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.16(b).
“Incremental Lenders” has the meaning assigned to such term in Section 2.16(c).
“Incremental Loan Request” has the meaning assigned to such term in Section 2.16(a).
“Incremental Term Commitments” has the meaning assigned to such term in Section 2.16(a).
“Incremental Term Lender” has the meaning assigned to such term in Section 2.16(c).
“Incremental Term Loan” has the meaning assigned to such term in Section 2.16(b).
“Incremental Term Loan Increase” has the meaning assigned to such term in Section 2.16(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial and limited to drawn but unreimbursed letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and current liabilities in the form of expenses that are not the result of the borrowing of money or the extension of credit and that are listed on the financial statements of the Borrower as “other current liabilities”);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)    all Attributable Indebtedness in respect of Financing Lease Obligations and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
(g)    all obligations of such Person to mandatorily purchase, redeem, retire or defease any Equity Interest in such Person or any other Person or any warrant, right or option to mandatorily acquire such Equity Interest (other than an acquisition solely with such Person’s common capital stock or other Equity Interests (other than Disqualified Equity Interests)), valued, in the case of a mandatorily redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends (other than dividends payable only in such Person’s common capital stock or other Equity Interests (other than Disqualified Equity Interests));
(h)    all obligations of such Person with respect to asset securitization financing programs to the extent that there is recourse against such Person or such Person is liable (contingent or otherwise) under any such program;
(i)    all Guarantees of such Person in respect of any of the foregoing; and
(j)    all Disqualified Equity Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price or, with respect to any Subsidiary, any preferred Equity Interests (but excluding, in each case, accrued dividends, if any); provided that in no event shall any preferred Equity Interests be included as Indebtedness so long as such preferred Equity Interests do not have a mandatory redemption date applicable thereto and are not subject to any covenants.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt and notwithstanding anything herein to the contrary, the Series D Preferred Stock shall not constitute Indebtedness hereunder.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party or (e) direct operating competitors of a Loan Party or an Affiliate of any such competitor, in each case identified in writing by the Borrower to the Administrative Agent from time to time. The Borrower shall provide the list of Ineligible Institutions under clause (e) of this definition to the Administrative Agent on or prior to the Closing Date and may update such list from time to time by delivering such updated list to the Administrative Agent. The Administrative Agent shall be permitted, upon request of any Lender, to make available such list of Ineligible Institutions to such inquiring Lender.
“Information” has the meaning specified in Section 10.07.
“Intellectual Property” means the collective reference to all rights, priorities and privileges in intellectual property, whether arising under United States, Canadian, multinational or foreign laws, including copyrights, patents, industrial designs, trademarks and all goodwill associated therewith, domain names, and trade secrets, and all rights to sue at Law or in equity for any Infringement thereof, including the right to receive all proceeds and damages therefrom.
“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(iv).
“Interest Payment Date” means, (a) as to any Adjusted Term SOFR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for an Adjusted Term SOFR Rate Loan exceeds three (3) months, the respective Business Days that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” means, as to each Adjusted Term SOFR Rate Loan, the period commencing on the date such Adjusted Term SOFR Rate Loan is disbursed or converted to or continued as an Adjusted Term SOFR Rate Loan and ending on the date one (1), three (3) or six (6) months thereafter (in each case, subject to availability), as selected by the Borrower in its Committed Loan Notice; provided that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of an Adjusted Term SOFR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period pertaining to an Adjusted Term SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period)

shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)    no Interest Period shall extend beyond the Maturity Date; and
(iv)    any Borrowing of Delayed Draw Term Loans, to the extent requested as Adjusted Term SOFR Rate Loans, shall initially consist of Term Loans with an Interest Period commencing on the date of such Borrowing and ending on the last day of any then current Interest Period for the Term Loans in the form of Adjusted Term SOFR Rate Loans, as selected by the Borrower in its Committed Loan Notice;
provided, further, that the initial Interest Period for any Adjusted Term SOFR Rate Loans borrowed on the Closing Date shall commence on the Closing Date and end on April 30, 2025 and shall be based on one-month Term SOFR.
“Investment” means, as to any Person, any of the following: (a) creating, acquiring or holding any Subsidiary, (b) making or holding any investment in any stocks, bonds or securities of any kind, (c) being or becoming a party to any joint venture or other partnership, (d) making or keeping outstanding any advance or loan to any Person or assumption or acquisition of any debt of another Person, or (e) any Guarantee (other than the Guaranty). For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“Junior Indebtedness” means Indebtedness incurred pursuant to Section 7.02(l) or Section 7.02(m) hereof.
“Kilo Agreements” means , collectively, (a) the Bullion Loan Agreement, to be dated on or after the Closing Date, between Kilo Hedged Commodity Credit Fund, LP and the applicable Loan Parties, and (b) each other agreement entered into in connection with such consignment agreements, each as may be amended, modified, restated or replaced, in each case, in a manner not adverse to the Lenders, from time to time
“Latest Maturity Date” means, at any date of incurrence of any Indebtedness, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration of any Term Loan or any applicable Commitment in respect thereof, in each case then outstanding and as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lender Fee Letter” means the letter agreement, dated as of the date hereof, among the Lenders party hereto and the Borrower.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right-of-way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Collateral Documents, (c) ABL Intercreditor Agreement, (d) the Guaranty, (e) the Fee Letters, (f) the Perfection Certificate, (g) the Term Notes, (h) any other intercreditor or subordination agreements in favor of the Administrative Agent with respect to this Agreement, and (i) any other document, instrument, certificate or agreement executed by any Loan Party, or by the Borrower on behalf of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with any of the foregoing or the Obligations, in each case as amended, supplemented or otherwise modified, renewed or replaced from time to time.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Marathon” means Marathon Asset Management, L.P. and its Affiliates, acting solely in its capacity as investment manager on behalf of certain funds and accounts and wholly-owned entities of such funds and accounts.

“Make-Whole Amount” means the present value at the prepayment date of (i) 2.00% of the outstanding principal amount of the Term Loans so prepaid, plus (ii) all remaining scheduled interest payments due on such Term Loans through the first anniversary of the Closing Date (excluding accrued but unpaid interest to, but not including, the prepayment date), computed using a discount rate equal to the Treasury Rate (determined as of the Business Day prior to such date of prepayment) plus 50 basis points.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower, (b) the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (c) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party, or (d) the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
“Material Foreign Jurisdiction” means, as of any date of determination, any jurisdiction (other than the United States, any state thereof or the District of Columbia), to the extent that (a) the total assets of the Borrower’s Foreign Subsidiaries organized in such jurisdiction (when taken together (solely with respect to such jurisdiction)) contributed an amount of greater than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries, during the most recently-ended four fiscal quarter period (taken as a single period) or (b) the Borrower’s Foreign Subsidiaries organized in such jurisdiction (when taken together (solely with respect to such jurisdiction)) has assets with a value greater than 10% aggregate net book value of the assets of the Borrower and its Subsidiaries, taken as a whole; provided that, notwithstanding the foregoing, it is understood and agreed that China shall not constitute a Material Foreign Jurisdiction. As of the Closing Date, France is a Material Foreign Jurisdiction.
“Material Foreign Subsidiary” means any Foreign Subsidiary of the Borrower that (a) is organized in a Material Foreign Jurisdiction (other than China) or (b) collectively with all other Foreign Subsidiaries of the Borrower, contributed an amount of greater than 20% of the Consolidated EBITDA of the Borrower and its Subsidiaries, during the most recently-ended four fiscal quarter period (taken as a single period) or (c) collectively with all other Foreign Subsidiaries of the Borrower, as of any applicable date of determination has assets with a value greater than 20% of the aggregate net book value of the assets of the Borrower and its Subsidiaries, taken as a whole; provided that, notwithstanding the foregoing, it is understood and agreed that no Foreign Subsidiary organized in China and no Excluded Subsidiary shall constitute a Material Foreign Subsidiary.
“Material Indebtedness Agreement” means any debt instrument, Financing Lease Obligation, guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of the Borrower or any Subsidiary, other than the Loans or the ABL Obligations, having a stated principal amount in excess of $10,000,000.
“Material Intellectual Property” means any Intellectual Property of the Borrower and its Subsidiaries that is included in the Collateral and the loss of which would have a Material

Adverse Effect on the business, results of operations or financial condition of the Borrower and its Subsidiaries (taken as a whole).
“Material Real Property” means any real property owned by a Loan Party in fee simple that (a) as of the Closing Date is set forth on Schedule 1.01, (b) if acquired after the Closing Date, has a fair market value of $2,000,000 or (c) is designated by the Borrower in accordance with Section 6.12(f).
“Maturity Date” means April 16, 2030, provided that if such maturity is extended pursuant to Section 10.01, such maturity date as determined pursuant to such Section; provided, further, that in each case, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Minimum Liquidity Covenant” has the meaning specified in Section 7.14(b).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgaged Property” means any Material Real Property owned in fee simple by any Loan Party which real property is or is intended under the terms hereof to be subject to a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
“Mortgages” means deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust or other equivalent document (together with related fixture filings and assignments of leases and rents) now or hereafter encumbering any Mortgaged Property of any Loan Party in favor of the Administrative Agent, on behalf of the Secured Parties, as security for any of the Obligations, each of which shall be in form and substance satisfactory to the Administrative Agent and the Required Lenders.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan that has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Cash Proceeds” means:
(a)    with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket fees and expenses incurred by the Borrower or such Subsidiary in connection with such transaction (including reasonable and customary fees of attorneys, accountants, consultants and investment advisers, reasonable and customary out-of-pocket costs associated with title insurance policies, surveys, lien and judgment searching, recording documents, and transaction and recording taxes), (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to this subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds and (D) amounts held in any reserve created for escrow, holdback, indemnity or similar obligations of the Borrower or any of its Subsidiaries in connection with such Disposition (provided that (1) such amounts held in such reserves shall not exceed 10% of the gross cash proceeds received with respect to such Disposition and (2) such amounts held in such reserves shall constitute Net Cash Proceeds upon release to, or receipt by, the Borrower or any of its Subsidiaries); provided, further, that such cash or Cash Equivalents received in connection with (I) the CARES Act, the Dowagiac Disposition or the Algonquin Sale and Leaseback Transaction or from any issuance of the Borrower’s Equity Interests that are not Equity Interests issued pursuant to Section 8.04 shall not constitute Net Cash Proceeds and (II) any other Disposition or Extraordinary Receipt shall only constitute Net Cash Proceeds under this clause (a) in any fiscal year to the extent that the aggregate amount of such cash and Cash Equivalents received in such fiscal year exceeds $3,000,000; and
(b)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Loan Party Debt Cap” has the meaning specified in Section 7.02(d).
“Non-Loan Party Investments Cap” has the meaning specified in Section 7.03(a)(v)(D).
“Note” means a Term Note.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any

Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, premiums, and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, premiums, and fees are allowed claims in such proceeding, any Prepayment Premium and all other fees, premiums, expenses, costs, indemnities and other sums payable at any time under any Loan Document; provided that the Obligations shall exclude any Excluded Swap Obligations.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Indebtedness” has the meaning specified in Section 7.02(g).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment, grant of participation or other transfer made pursuant to Section 3.06).
“Outstanding Amount” means, with respect to Term Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).

“Patent Security Agreement” means a patent security agreement or notice of grant of security interest in patents, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L.107-56 (signed into law October 26, 2001)).
“Payment Recipient” has the meaning specified in Section 9.15(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Perfection Certificate” means a perfection certificate in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, delivered by each Loan Party to the Administrative Agent pursuant to Section 4.01(a).
“Permitted Cure Securities” means any Equity Interests (other than Disqualified Equity Interests) of the Borrower issued pursuant to the Cure Right.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“PIK Election” has the meaning specified in Section 2.08(a)(ii).
“PIK Interest” means interest that is paid in-kind and capitalized on, compounded on, added to and deemed part of each Loan on the applicable Interest Payment Date and, thereafter, (a) the principal amount of each Loan shall be treated as having been increased by the amount of such paid in-kind interest, (b) such increased principal amount shall be allocated ratably to the principal amount of each Loan held by each Lender and (c) each Loan shall bear interest on such increased principal amount, in each case.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Platform” has the meaning specified in Section 10.02(f).
“Pledged Intercompany Note” means any written promissory note made by any Subsidiary to the Borrower or a Loan Party, whether now owned or hereafter acquired by the Borrower or such Loan Party.
“Precious Metal Consignment Agreements” means, collectively, (a) the Consignment Agreement dated as of July 30, 2009, as amended, between Mitsubishi International Corporation and NN Power Solutions Holdings, LLC, successor in interest to Precision Engineered Products LLC and (b) the Consignment Agreement dated as of January 25, 2010, as amended, between Umicore Precious Metals NJ, LLC and NN Power Solutions Holdings, LLC, successor in interest to Precision Engineered Products LLC, and in each case each other agreement entered into in connection with such consignment agreements, each as may be amended, modified, restated or replaced, in each case, in a manner not adverse to the Lenders, from time to time.
“Prepayment Premium” has the meaning specified in Section 2.05(c).
“Public Lender” has the meaning specified in Section 10.02(f).
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” shall have the meaning provided in Section 10.21.
“Qualified Receivables Transaction” means any transaction or series of transactions entered into by Borrower or any Subsidiary pursuant to which Borrower or such Subsidiary sells, contributes, conveys or otherwise transfers to, or grants a security interest in for the benefit of, any other Person (other than Borrower or a Subsidiary), any Receivables (whether now existing or arising in the future) of Borrower or such Subsidiary, and any related assets, including, without limitation, all collateral securing such Receivables, all contracts and all guarantees or other obligations in respect of such Receivables, proceeds of such Receivables and other assets (including contract rights) that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables, in each case, to the extent permitted under the ABL Facility; provided that all such Qualified Receivables Transactions shall be made at fair market value (including after giving effect to any Receivables Fees); provided, further, that (a) all such Qualified Receivables Transactions shall not (x) be Guaranteed by Borrower or any Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants, indemnities and performance Guarantees that are reasonably customary in an accounts receivables financings), (y) be recourse to or obligate Borrower or any Subsidiary in any way other than pursuant to representations, warranties, covenants, indemnities and performance Guarantees that are reasonably customary in accounts receivables financings, or (z) subject any property or asset of Borrower or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants, indemnities and performance Guarantees reasonably customary in accounts receivables financings and other than any interest in the Receivables (whether in the form of an equity interest in such Receivables payable primarily from such Receivables) retained or acquired by Borrower or any Subsidiaries and (b) the fair market value of all Receivables sold, contributed conveyed or otherwise transferred, and all Receivables in which a security interest is granted by the Borrower or any Subsidiary, shall not exceed $30,000,000 in the aggregate for all Qualified Receivables Transactions at any time outstanding.
“Receivable” means any Indebtedness and other payment obligations owed to Borrower or any Subsidiary, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each case arising in connection with (a) the sale of goods or the rendering of service or (b) the lease, license, rental or use of equipment, facilities or software, including the obligation to pay any finance charges, fees and other charges with respect thereto.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person (other than Borrower or a Subsidiary) in connection with, any Qualified Receivables Transaction.
“Real Estate Requirements” means, with respect to any Material Real Property, the documentation and other items of the type specified in Section 1 of Schedule 6.17.
“Recipient” means the Administrative Agent or any Lender.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Reference Rate, 5:00 a.m. (New York time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Reference Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinance Indebtedness” has the meaning specified in Section 7.02(g).
“Register” has the meaning specified in Section 10.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents (including sub-agents and co-agents), administrators, managers, attorneys-in-fact, representatives, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, at any time, Lenders holding more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Commitments; provided that the Term Facility held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, for so long as Marathon holds 51% of the Term Loans made on the Closing Date, Required Lenders shall include Marathon.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party and, solely for the purposes of notices given to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means with respect to the Borrower or any of its Subsidiaries, (a) any Capital Distribution (provided, that in the case of the Series D Preferred Stock, only cash dividends or distributions payable in cash shall be considered Restricted Payments) and (b) any amount paid by the Borrower or any of its Subsidiaries in repayment, redemption, retirement or repurchase, directly or indirectly, of any Subordinated Indebtedness or any Junior Indebtedness.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctioned Person” means any Person: (a) identified on any Sanctions-related list of designated Persons, including, without limitation, the Specially Designated Nationals and Blocked Persons List maintained by OFAC; (b) located, domiciled, organized or resident in, or the government or any agency or instrumentality of the government of, any Designated

Jurisdiction; (c) owned or controlled by, or acting for or on behalf of, directly or indirectly, any Person described in the foregoing clause (a) or (b); or (d) otherwise the subject or target of Sanctions.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the U.S. government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union or any member state thereof, the UK government (including, without limitation, HM Treasury) or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
“Securities Account Control Agreement” has the meaning assigned thereto in the Security Agreement.
“Security Agreement” has the meaning specified in Section 4.01(a)(iii).
“Security Agreement Supplement” has the meaning specified in the Security Agreement.
“Series D Preferred Stock” means the Series D Perpetual Preferred Stock issued by the Borrower prior to the Closing Date.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Sold Account” means an Account that Borrower or a Subsidiary has sold to, or otherwise has granted a Lien on or in favor of, the purchaser pursuant to a Qualified Receivables Transaction, for which such Loan Party has received the purchase price for such Account.
“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subordinated” means, as applied to Indebtedness, Indebtedness that shall have been subordinated in favor of the prior payment in full of the Obligations pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (1) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, or (2) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Supported QFC” shall have the meaning provided in Section 10.21.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Borrowings” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Adjusted Term SOFR Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.
“Term Commitment” means a Closing Date Term Loan Commitment or a Delayed Draw Term Loan Commitment, as the context may require.
“Term Facility” means, at any time, the sum of (a) the aggregate amount of the unused Term Commitments at such time plus (b) the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time. As of the Closing Date, the Term Facility is $118,000,000 in Term Loans and $10,000,000 in Delayed Draw Term Loan Commitments.
“Term Lender” means, at any time, any Lender that either has an unused Term Commitment or holds Term Loans at such time, or both.
“Term Loan” means (a) the Closing Date Term Loans and (b) any Delayed Draw Term Loan funded pursuant to Section 2.01(b) (including all PIK Interest pursuant to Section 2.08(a)(ii)). For the avoidance of doubt, at any time after the funding of any Delayed Draw Term

Loans pursuant to Section 2.01(b) all references to “Term Loans” in any Loan Document shall include any such Delayed Draw Term Loans funded hereunder, as the context may require.
“Term Note” means a promissory note made by the Borrower in favor of a Term Lender (and its registered assigns) evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C.
“Term SOFR” means,
(a)    for any calculation with respect to an Adjusted Term SOFR Rate Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means a percentage per annum as set forth below for the applicable Interest Period therefor:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Delayed Draw Term Loan Commitment” means the sum of the Delayed Draw Term Loan Commitments of all Lenders. The Total Delayed Draw Term Loan Commitment as of the Closing Date is $10,000,000, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Total Outstandings” means the aggregate Outstanding Amount of all Loans.
“Total Term Loan Exposure” means, as to any Term Lender at any time, the unused Term Commitments and the aggregate principal amount of the outstanding Term Loans of such Term Lender at such time.
“Trademark Security Agreement” means a trademark security agreement or notice of grant of security interest in trademarks, in each case in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.
“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the refinancing of the Existing Credit Agreement Indebtedness and the termination of all commitments with respect thereto, and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
“Transaction Costs” means all customary and reasonable transaction fees, charges and other similar amounts related to the Transactions or any Acquisitions completed during the term of this Agreement in accordance with Section 7.03(b) (including, without limitation, any financing fees, merger and acquisition fees, legal fees and expenses, original issue discount, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within six (6) months of the Closing Date or the closing date of such Acquisition, as applicable.
“Treasury Rate” means, with respect to a prepayment prior to the first anniversary of the Closing Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two (2) Business Days prior to such prepayment date (or, if such Federal Reserve Statistical Release referred to in the previous parenthetical is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such prepayment date to the first anniversary of the Closing Date; provided that if the period from such prepayment date to the first anniversary of the Closing Date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a twelve (12) month period) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such prepayment date to the to the first anniversary of the Closing Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
“Trust Account” means any accounts or trusts used solely to hold Trust Funds.
“Trust Funds” means, to the extent segregated from other assets of the Loan Parties in a segregated account that contains amounts comprised solely and exclusively of such Trust Funds, cash, Cash Equivalents or other assets comprised solely of: (1) funds used for payroll and payroll taxes and other employee benefit payments to or for the benefit of such Loan Party’s employees; (2) all taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof)); (3) (a) proceeds from the issuance of Indebtedness, (b) proceeds from a Disposition of assets (other than ABL Priority Collateral) and (c) proceeds of insurance and condemnation awards (and payments in lieu thereof) relating to any assets (other than ABL Priority Collateral) in each of clauses (a), (b) and (c), to the extent such cash or permitted investment is required to be deposited in an account pursuant to the documentation governing any indebtedness having a first priority lien on any such assets; and (4) any other funds that the Borrower or any of its Subsidiaries holds in trust or as an escrow or fiduciary for another person that is not a subsidiary of the Borrower.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or an Adjusted Term SOFR Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Undisclosed Administration” means in relation to a Lender or a Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or Person, as the case may be, is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash and Cash Equivalents” means, with respect to the Borrower and its Subsidiaries, cash or Cash Equivalents of the Borrower and its Subsidiaries that do not appear, or would not be required to appear, as “restricted” on the financial statements of the Borrower and its Subsidiaries (unless related to the Loan Documents or the Liens created thereunder).
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning provided in Section 10.21.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(a)    the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(b)    the then outstanding principal amount of such Indebtedness;
provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by applicable Laws to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).
“Working Capital” shall mean, for any Person at any date, its consolidated current assets at such date minus its consolidated current liabilities at such date.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Wuxi Weifu JV” means Autocam Precision Machinery Components Co., Ltd.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law, rule or regulation and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding”; and the word “through” means “through and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (A) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)    Pro Forma Effect. Notwithstanding the above, the parties hereto acknowledge and agree that, for purposes of all financial calculations (other than with respect to Excess Cash Flow), if the Borrower or any Subsidiary has made any Acquisition permitted by Section 7.03 or any Disposition outside the ordinary course of business permitted by Section 7.05 during the relevant period for determining compliance with such covenants, such calculations shall be made after giving pro forma effect thereto, as if such Acquisition or Disposition had occurred on the first day of such period, but in the case of an Acquisition, only so long as the results of the business being acquired are supported by financial statements or other financial data reasonably acceptable to the Required Lenders.
(d)    Financing Leases. Notwithstanding anything to the contrary contained in Section 1.03 or in the definition of “Financing Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease or finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease or finance lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, Term SOFR, Term SOFR Adjustment, the Term SOFR Reference Rate, or the Adjusted Term SOFR Rate, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement) or any relevant adjustments thereto (including any Benchmark Replacement Adjustment), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto (including any Benchmark Replacement Adjustment) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, Term SOFR, Term SOFR Adjustment, the Term SOFR Reference Rate, or the Adjusted Term SOFR Rate or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, Term SOFR, Term SOFR Adjustment, the Term SOFR Reference Rate, or the Adjusted Term SOFR Rate, or any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto (including any Benchmark Replacement Adjustment), in each case, in a manner adverse to the Borrower. The

Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, Term SOFR, Term SOFR Adjustment, the Term SOFR Reference Rate, or the Adjusted Term SOFR Rate or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. Under no circumstances will the Administrative Agent be responsible for selecting or determining any Benchmark Replacement if Term SOFR or any other Benchmark will no longer be available past the Benchmark Replacement Date. No such replacement (including any Benchmark Replacement Conforming Changes) shall affect the Administrative Agent’s own rights, privileges, protections, indemnities, duties or immunities under the Loan Documents or otherwise.
1.06    Currency Equivalents Generally. Any amount specified in this Agreement (other than in Article II, Article IX and Article X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
1.07    Effect of Benchmark Transition Event.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then, (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date in connection with a Benchmark Transition Event, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark

Replacement is provided to the Borrower without any amendment to this Agreement or any other Loan Document, or further action or consent of the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower.
(b)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of the Borrower.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower of (i) any occurrence of a Benchmark Transition, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 1.07, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from the Borrower, except, in each case, as expressly required pursuant to this Section 1.07.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any request for an Adjusted Term SOFR Rate Borrowing of, conversion to or continuation of Adjusted Term SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans, and (ii) any automatic continuation of any outstanding Adjusted Term SOFR Rate Loans shall be suspended and any outstanding affected Adjusted Term SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
1.08    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II
THE COMMITMENTS AND BORROWINGS
2.01    The Loans.
(a)    Closing Date Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make one or more Closing Date Term Loans to the Borrower on the Closing Date in an amount not to exceed the amount of the Closing Date Term Loan Commitment of such Lender. The Closing Date Term Loans may from time to time be Adjusted Term SOFR Rate Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in writing in accordance with Section 2.02. Amounts repaid on account of the Closing Date Term Loans may not be reborrowed.
(b)    Delayed Draw Term Loan Borrowings.
(i)    Subject to the terms and conditions set forth herein, each Lender with a Delayed Draw Term Loan Commitment severally agrees to make loans denominated in Dollars (such loan, the “Delayed Draw Term Loan”) to the Borrower from time to time, which amount shall be drawn in one (1) draw on any Business Day during the period from the Business Day immediately following the Closing Date until the Delayed Draw Term Loan Commitment Termination Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Delayed Draw Term Loan Commitment (determined immediately prior to giving effect to the making of any such Delayed Draw Term Loan); provided that all Delayed Draw Term Loans (if and when funded) shall have the same terms (except that interest on the Delayed Draw Term Loans shall accrue from the Delayed Draw Funding Date) and shall be deemed to be of the same class as the Closing Date Term Loans made to the Borrower pursuant to Section 2.01(a). Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. The Delayed Draw Term Loans may be Base Rate Loans or Adjusted Term SOFR Rate Loans, as further provided herein.
(ii)    Notwithstanding anything herein to the contrary, following a funding of Delayed Draw Term Loans, the Delayed Draw Term Loans funded thereof shall constitute Closing Date Term Loans and all references in this Agreement to the Closing Date Term Loans shall include, at any time after a funding date of Delayed Draw Term Loans, the aggregate principal amount of Delayed Draw Term Loans that have been funded hereunder.
2.02    Borrowings, Conversions and Continuations of Loans.
(a)    Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Adjusted Term SOFR Rate Loans shall be made upon the Borrower’s irrevocable written notice to the Administrative Agent, by a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Adjusted Term SOFR Rate Loans or of any conversion of Adjusted Term SOFR Rate Loans to Base Rate Loans (in each case, other than any Borrowing of Delayed Draw Term Loans), (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans (other than any Delayed Draw Term Loans) and (iii) fifteen (15) Business Days prior to the requested date of any Borrowing of Delayed Draw Term Loans. Each Borrowing of, conversion to or continuation of Adjusted Term SOFR Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such Committed Loan Notice shall specify (i) whether the Borrower is requesting a Term Borrowing (and, if applicable, whether the Term Borrowing consists of Delayed Draw Term Loans), a conversion of Term Loans from one Type to the other, or a continuation of Adjusted Term SOFR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the aggregate principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Term Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Adjusted Term SOFR Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Adjusted Term SOFR Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)    Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Term Facility of the applicable Term Loans to be borrowed, and if no timely written notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 and upon receipt of all requested funds, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent, if any, with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
(c)    Except as otherwise provided herein, an Adjusted Term SOFR Rate Loan may be continued or converted only on the last day of an Interest Period for such Adjusted Term SOFR Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Adjusted Term SOFR Rate Loans without the consent of the Required Lenders.
(d)    The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Adjusted Term SOFR Rate Loans upon determination of such interest rate.
(e)    After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect in respect of the Term Facility.
2.03    [Reserved].
2.04    [Reserved].
2.05    Prepayments.
(a)    Optional. Subject to Section 2.05(c), the Borrower may, upon written notice to the Administrative Agent, at any time or from time to time after the date that is ten (10) Business Days after the Closing Date, voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be in a form acceptable to the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer and be received by the Administrative Agent not later than 11:00 a.m. (a) three (3) Business Days prior to any date of prepayment of Adjusted Term SOFR Rate Loans and (b) one (1) Business Day prior to the date of prepayment of Base Rate Loans; (B) any prepayment of Adjusted Term SOFR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Adjusted Term SOFR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Term Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of an Adjusted Term SOFR Rate Loan, any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall, subject to Section 2.15, be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term Facility.
(b)    Mandatory.
(i)    Commencing with the fiscal year ending December 31, 2025, within the earlier of five (5) Business Days after (x) financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b) and (y) the date upon which annual financial statements are required to be delivered pursuant to Section 6.01(a) for such fiscal year, the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) the ECF Percentage of Excess Cash Flow for the fiscal year covered by such financial statements over (B) (1) the aggregate principal amount of Term Loans prepaid pursuant to Section 2.05(a) during such fiscal year (and not previously applied by the Borrower pursuant to the following clause (2) to reduce the prepayment required by this Section 2.05(b)(i) for the preceding fiscal year) and (2) at the Borrower’s election, all or any amount of Term Loans prepaid pursuant to Section 2.05(a) after the end of such fiscal year and on or prior to the date of such prepayment; provided that any such prepayments were not made with proceeds of any Indebtedness, Disposition, equity issuance, Extraordinary Receipts or other proceeds that would not be included in calculating Consolidated EBITDA for the applicable fiscal year (such prepayments to be applied as set forth in clause (v) below); provided that any such calculation for the fiscal year ending December 31, 2025 shall apply only for such period from the Closing Date until December 31, 2025, and not any prior period.
(ii)    If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05(a), (c) (with respect to Dispositions to any Loan Party only), (d), (e), (g), (h), (k) and (l) that results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of such Net Cash Proceeds within ten (10) Business Days of receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition described in this Section 2.05(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent in writing within such ten (10) Business Day period), the Borrower or such Subsidiary may reinvest 100% of such Net Cash Proceeds up to an amount not to exceed $40,000,000 during the term of the Term Facility (the “Reinvestment Amount”) in Collateral used or useful in the operation of the Borrower or its Subsidiaries (or committed to be reinvested pursuant to a definitive agreement) within 12 months and, if so committed to be reinvested, so long as (i) such reinvestment is actually completed within 18 months after such Disposition, and (ii) no Event of Default shall have occurred and be continuing prior to or immediately after giving effect to such reinvestment; provided, further, that (i) the Borrower shall not be required to reinvest such Net Cash Proceeds in Collateral to the extent such Net Cash Proceeds result from the Disposition of property that is not, and is not otherwise required to be, Collateral and instead may reinvest such proceeds in assets that do not constitute Collateral so long as such assets are used or useful in the operation of the Borrower or its Subsidiaries and (ii) the Borrower may invest up to $10,000,000 of the Reinvestment Amount each fiscal year in non-Collateral assets so long such assets are used or useful in the operation of the Borrower or its Subsidiaries. Notwithstanding anything in this Section 2.05(b) to the contrary, (x) 100% of the Net Cash Proceeds of any Disposition of ABL Priority Collateral shall first be offered to permanently reduce the commitments in respect of the ABL Facility on a pro rata basis among the ABL Lenders, (y) at the Borrower’s option and with customary notice, any ABL Lender may elect not to accept its pro rata portion of any such mandatory prepayment and (z) any such prepayment amount so declined shall otherwise be applied in accordance with this Section 2.05(b); provided that to the extent such Net Cash Proceeds result from a Disposition of ABL Priority Collateral, upon the occurrence of the ABL Obligations Payment Date (as defined in the ABL Intercreditor Agreement), such Net Cash Proceeds shall be applied to the Obligations in accordance with this Section 2.05(b). Notwithstanding anything in this Section 2.05(b) to the contrary, the Borrower shall prepay an aggregate principal amount of Term Loans equal to 100% of the Net Cash Proceeds received in connection with any Disposition in the form of a sale and leaseback transaction of assets owned by the Loan Parties or any of their respective Subsidiaries prior to the date such transaction is consummated and not acquired in contemplation thereof (and not, for the avoidance of doubt, in connection with any purchase money financing in connection with the acquisition of any assets), or (z) [reserved], in each case, within ten (10) Business Days of receipt thereof by the Borrower (such prepayments to be applied as set forth in clause (v) below) without regard to any reinvestment rights with respect to such Net Cash Proceeds.
(iii)    Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within five (5) Business Days of receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).
(iv)    Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii) or (iii) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within ten (10) Business Days of receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent in writing on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Event of Default shall have occurred and be continuing, the Borrower or such Subsidiary may apply within 180 days after the receipt of such cash proceeds to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received and if such Net Cash Proceeds are not so reinvested within such 180-day period but such Net Cash Proceeds are subject to a definitive agreement within such 180-day period to reinvest such Net Cash Proceeds in accordance with this Section 2.05(b)(iv) then the Borrower or such Subsidiary shall have an additional 180 days after the end of the such initial 180-day period to reinvest such Net Cash Proceeds in accordance with this Section 2.05(b)(iv); and provided, further, however, that any cash proceeds not so applied shall be promptly applied to the prepayment of the Loans as set forth in this Section 2.05(b)(iv).
(v)    Immediately upon receipt by the Borrower of the proceeds of any Cure Amount pursuant to Section 8.04, the Borrower shall prepay the outstanding principal amount of the Term Loans in accordance with Section 2.05(b)(vi) in an amount equal to 100% of such proceeds.
(vi)    Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall, subject to Section 2.15, be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Term Facility.
(vii)    Notwithstanding anything in this Section 2.05(b) to the contrary, the Borrower will not later than 11:00 a.m. on the date three (3) Business Days (or such later date as agreed to by the Administrative Agent) prior to the date such prepayment is required to be made with respect to this Section 2.05(b), give the Administrative Agent written notice of such prepayment, requesting that the Administrative Agent provide such notice of such prepayment to each Lender. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Term Loans or portion thereof to be prepaid, the reason for such prepayment, and a reasonably detailed calculation of the amount of such prepayment. Each Lender will have the right to refuse any such prepayment by giving written notice (a “Rejection Notice”) of such refusal to the Borrower and the Administrative Agent by 11:00 a.m. one (1) Business Day prior to the date of such prepayment. The Borrower will make all such prepayments not so refused. Any Lender that does not decline such prepayment in writing on or prior to the date for declining such prepayment set forth above shall be deemed to have accepted such prepayment.
(viii)    Notwithstanding any other provisions of this Section 2.05(b) any mandatory prepayments arising under Section 2.05(b)(ii) or (iv) from the receipt of Net Cash Proceeds from any Disposition or Extraordinary Receipts by any Foreign Subsidiary (each, a “Foreign Disposition”) or arising under Section 2.05(b)(i) from Excess Cash Flow directly attributable to Foreign Subsidiaries (“Foreign Excess Cash Flow”) shall not be required to the extent that the repatriation of such Net Cash Proceeds or Foreign Excess Cash Flow would (A) give rise to adverse tax, accounting or regulatory consequences (in each case, other than de minimis) or (B) be prohibited, restricted or delayed by any requirement of applicable Laws. The Borrower hereby agrees to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly file any required forms, obtain any necessary consents and take all similar actions reasonably required by the applicable local Laws to permit such repatriation.
(c)    Prepayment Premium. In the event that (1) all or any portion of the Term Loans is repaid or prepaid as a result of any voluntary prepayment or mandatory prepayment, but excluding any prepayment made pursuant to Section 2.05(b)(i) and Section 2.05(b)(v), (2) the satisfaction, release, payment, restructuring, reorganization, replacement, reinstatement, defeasance or compromise of any of the Obligations in any proceeding under Debtor Relief Laws, foreclosure (whether by power of judicial proceeding or otherwise) or deed in lieu of foreclosure, or the making of a distribution of any kind in any proceeding under the Bankruptcy Code to the Administrative Agent or the Lenders in full or partial satisfaction of the Obligations, or (3) this Loan Agreement is terminated for any reason, such repayments, prepayments or required assignments shall be made at (A) an amount equal to the applicable Make-Whole Amount, if such repayment, prepayment or required assignment occurs on or prior to the first anniversary of the Closing Date and (B) 2.0% of the amount repaid or prepaid as of the date of such repayment, prepayment or required assignment, if such repayment, prepayment or required assignment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date (the foregoing premiums (including any applicable Make-Whole Amount), the “Prepayment Premium”). No Prepayment Premium will be applicable on any portion of the Term Loan repaid or prepaid after the second anniversary of the Closing Date. If the Term Loans are accelerated or otherwise become due prior to the Maturity Date for any reason, including, but not limited to, acceleration in accordance with Section 8.02, in each case (including upon the occurrence of an Event of Default pursuant to Section 8.01(j) or the acceleration of claims by operation of Law), the amount of principal of and premium on the Term Loans that becomes due and payable shall equal 100.0% of the principal amount of the Term Loans plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Term Loans accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Term Loans are accelerated or otherwise become due prior to the Maturity Date, in each case (including upon the occurrence of an Event of Default pursuant to Section 8.01(j) or the acceleration of claims by operation of Law), the Prepayment Premium applicable with respect to a voluntary prepayment of the Term Loans will also be due and payable on the date of such acceleration or such other prior due date as though the Term Loans were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s loss as a result thereof. Any Prepayment Premium payable above shall be presumed to be the liquidated damages sustained by each Lender and the Borrower agrees that it is reasonable under the circumstances currently existing. THE BORROWER AND THE GUARANTORS EXPRESSLY WAIVE (TO THE FULLEST EXTENT THEY MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Borrower and the Guarantors expressly agree (to the fullest extent they may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel, (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made, (C) there has been a course of conduct between the Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium, (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph and (E) their agreement to pay the Prepayment Premium is a material inducement to the Lenders to provide the Commitments and make the Term Loan.
2.06    Termination or Reduction of Commitments. The Closing Date Term Loan Commitment of each Term Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Closing Date Term Loans to the Borrower pursuant to Section 2.01(a). The Delayed Draw Term Loan Commitment of each Lender with a Delayed Draw Term Loan Commitment shall be automatically and permanently reduced by the amount of Delayed Draw Term Loans funded by such Lender pursuant to Section 2.01(b), and the Delayed Draw Term Loan Commitment of each Lender with a Delayed Draw Term Loan Commitment shall automatically and permanently terminate on the Delayed Draw Term Loan Commitment Termination Date.
2.07    Repayment of Loans. The Borrower shall repay to the Administrative Agent for the account of each Term Lender on the Maturity Date, the aggregate principal amount of all Closing Date Term Loans outstanding on the Maturity Date.

2.08    Interest.
(a)
(i)    Cash Interest Payment. Subject to the provisions of Section 2.08(b) and Section 2.08(a)(ii), (i) each Adjusted Term SOFR Rate Loan under a Facility shall bear interest, payable in cash, on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR Rate for such Interest Period plus the Applicable Rate for such Facility; and (ii) each Base Rate Loan under a Facility shall bear interest, payable in cash, on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility.
(ii)    PIK Interest. With respect to any interest payable on any Closing Date Term Loan from the Closing Date until the date that is twenty-four (24) months following the Closing Date the Borrower may, in its sole discretion, by delivering a written notice substantially in the form of Exhibit E (or any other form reasonably acceptable to the Administrative Agent) not later than 1:00 p.m., five (5) Business Days prior to the commencement of the applicable interest period in the case of any Adjusted Term SOFR Loans or Base Rate Loans (or, in each case, such later time as to which the Administrative Agent may reasonably agree), elect (such election, a “PIK Election”) to pay the portion of the Applicable Rate component that may be paid in kind pursuant to the definition thereof of such interest due in respect of all or a portion of the Closing Date Term Loans in kind by adding such amounts so elected to the aggregate outstanding principal balance of the Closing Date Term Loans (any such interest that is paid in kind, the “PIK Interest”); provided, further, that (x) notwithstanding such PIK Election, the portion of the Applicable Rate which must be paid in cash pursuant to the definition thereof and the Base Rate and the Adjusted Term SOFR Rate components of any interest payable on any Closing Date Term Loan shall be paid in cash and (y) if no written notice is timely delivered by the Borrower to the Administrative Agent pursuant to this paragraph in respect of a PIK Election with respect to such applicable interest period, the Borrower shall be deemed to have made no PIK Election and the Borrower shall pay the Applicable Rate in full and in cash for such applicable interest period. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(b)
(i)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    While any Event of Default exists and is continuing under Section 8.01(j), the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists and is continuing (other than to the extent set forth in Sections 2.08(b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    [Reserved].
(v)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
(a)    Delayed Draw Facility Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Delayed Draw Term Loan Commitment (in each case, pro rata according to the respective Delayed Draw Term Loan Commitments of all such Lenders) a commitment fee in an amount equal to the Delayed Draw Commitment Fee Rate times the actual daily amount of the undrawn Delayed Draw Term Loan Commitment of such Lenders (such commitment fees, the “Delayed Draw Commitment Fee”). The Delayed Draw Commitment Fees shall be calculated quarterly in arrears and shall be due and payable on the last Business Day of each of March, June, September and December, and on the Delayed Draw Term Loan Commitment Termination Date, commencing on June 30, 2025.
(b)    Other Fees.
(i)    The Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)    The Borrower shall pay to the Lenders for their accounts fees in the amounts and at the times specified in the Lender Fee Letter and such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Adjusted Term SOFR Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 or 366-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.11    Evidence of Debt. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and, in the case of the Administrative Agent, evidenced by one or more entries in the Register maintained by the Administrative Agent in the Register pursuant to Section 10.06(c) in the ordinary course of business. The Register maintained by the Administrative Agent and the accounts or records maintained by each Lender shall be conclusive (and prima facie evidence) absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register maintained by the Administrative Agent in respect of such matters, the Register maintained by the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.12    Payments Generally; Administrative Agent’s Clawback.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. may, in the Administrative Agent’s discretion, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Borrowing of Adjusted Term SOFR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received written notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, premium, fees, or other amounts then due hereunder, such funds shall be applied (i) first, towards payment of that portion of the Obligations constituting fees, indemnities, expenses, and other amounts payable or reimbursable to the Administrative Agent in its capacity as such, (ii) second, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties and (iv) fourth, toward payment of any Prepayment Premium then due hereunder, ratably among the parties entitled thereto in accordance with the amount of such Prepayment Premium then due to such parties.
2.13    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent in writing of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.14    [Reserved].
2.15    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Laws:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lenders.”
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16    Incremental Credit Extensions.
(a)    Incremental Term Commitments. The Borrower may at any time or from time to time after the Closing Date, by written notice to the Person appointed by the Borrower to arrange the Incremental Term Loans (such Person (who may be any Person appointed by the Borrower), the “Incremental Arranger”) and the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments that may be of the same class as any outstanding Incremental Term Loans (a “Incremental Term Loan Increase”) or a new class of term loans (collectively with any Incremental Term Loan Increase, the “Incremental Term Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders. The Borrower may designate any Incremental Arranger of any Incremental Term Commitments with such titles under such Incremental Term Commitments as the Borrower may deem appropriate.
(b)    Incremental Loans. On the applicable date (each, an “Incremental Facility Closing Date”) specified in any Incremental Amendment (including through any Incremental Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.16 and in the applicable Incremental Amendment, (A) each Incremental Term Lender of such class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such class and (B) each Incremental Term Lender of such class shall become a Lender hereunder with respect to the Incremental Term Commitment of such class and the Incremental Term Loans of such class made pursuant thereto.
(c)    Incremental Loan Request. Each Incremental Loan Request from the Borrower pursuant to this Section 2.16 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans. Incremental Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Term Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Term Lender,” and, collectively, the “Incremental Lenders”). Notwithstanding anything to the contrary herein, prior to the incurrence or establishment of any loans or commitments under the Loan Documents, the Borrower shall first offer the Term Lenders a bona fide opportunity to provide the entire amount of such Incremental Term Loans or Incremental Term Commitments on terms specified by the Borrower and, to the extent the Term Lenders decline (or fail to respond in a timely manner) to provide any amount of the Incremental Term Loans on such specified terms, then the Borrower may offer to other Persons an opportunity to provide such declined amount of loans or commitments on such specified terms (but not on other terms).
(d)    Effectiveness of Incremental Amendment. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such Incremental Term Commitments and the Incremental Amendment Date. The effectiveness of any Incremental Amendment, and the Incremental Term Commitments thereunder, shall be subject to the satisfaction on the applicable date (which shall be no earlier than the date of such Incremental Amendment) specified therein (the “Incremental Amendment Date”) of each of the following conditions, together with any other conditions set forth in the Incremental Amendment:
(i)    no Event of Default has occurred and is continuing on the Incremental Amendment Date;
(ii)    each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $1,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $1,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.16(d)(iii));
(iii)    the aggregate amount of Incremental Term Loans outstanding is not to exceed $15,000,000 so long as, after giving pro forma effect to the making of Incremental Term Loans under such Incremental Amendment, (1) with respect to Incremental Term Loans secured by a Lien on the Collateral (including, without limitation, Indebtedness secured by the Collateral on a junior Lien basis to the Obligations), the Consolidated Secured Net Leverage Ratio is less than or equal to 3.25:1.00 and (2) with respect to Incremental Term Loans that are unsecured, the Consolidated Net Leverage Ratio is less than or equal to 3.25:1.00; and
(iv)    to the extent reasonably requested by the Incremental Arranger, the Administrative Agent or Persons providing the applicable Incremental Term Loans, receipt by the Administrative Agent and the Incremental Arranger of (A) customary legal opinions, board resolutions and officers’ certificates (including solvency certificates) and (B) reaffirmation agreements and/or such amendments to the documents with respect to Collateral as may be reasonably requested by the Incremental Arranger and the Administrative Agent in order to ensure that such Incremental Lenders are provided with the benefit of the applicable Loan Documents.

(e)    Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments of any class shall be as agreed between the Borrower and the applicable Incremental Lenders providing such Incremental Term Commitments, and except as otherwise set forth herein, to the extent not identical to any class of Incremental Term Loans existing on the Incremental Facility Closing Date, shall be consistent with clauses (i) through (iii) below, as applicable, and otherwise shall be (taken as a whole) no more favorable to the Incremental Lenders than those applicable to the Facility, except to the extent such terms, (I) are conformed (or added) in the Loan Documents pursuant to the related Incremental Amendment for the benefit of the Facility, as determined solely by the Administrative Agent and the Borrower or (II) are applicable only to periods after the Maturity Date as of the Incremental Amendment Date; provided that in the case of an Incremental Term Loan Increase, the terms, provisions and documentation (other than the Incremental Amendment evidencing such increase) of such Incremental Term Loan Increase shall be identical (other than with respect to upfront fees, original issue discount or similar fees) to the applicable class of Incremental Term Loans as existing on the Incremental Facility Closing Date. In any event:
(i)    the Incremental Term Loans:
(A)    (I) shall rank pari passu or junior in right of payment with the Obligations and (II) if secured, shall be secured by the Collateral and shall rank junior in right of security to the Obligations (and subject to a customary subordination agreement (if subject to payment subordination)) and shall be subject to the ABL Intercreditor Agreement,
(B)    as of the Incremental Amendment Date, such Incremental Term Loans shall not have a final scheduled maturity date earlier than the Latest Maturity Date of all then outstanding Loans,
(C)    as of the Incremental Amendment Date, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Loans,
(D)    shall have an Applicable Rate, and subject to clauses (e)(i)(B) and (e)(i)(C) above, amortization determined by the Borrower and the applicable Incremental Term Lenders; provided the Applicable Rate and amortization for an Incremental Term Loan Increase shall be (x) the Applicable Rate and amortization for the class being increased or (y) in the case of the Applicable Rate, higher than the Applicable Rate for the class being increased as long as the Applicable Rate for the class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency,

(E)    shall have currency, original issue discount or fees determined by the Borrower and the applicable Incremental Arranger(s) and/or Incremental Term Lender(s), and
(F)    if secured, shall not be secured by Liens or any assets that do not otherwise secure the Term Facility, and if guaranteed, shall not be guaranteed by, or otherwise be obligations of, any Person that is not otherwise the Borrower or a Guarantor,
(ii)    if the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.16 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein; and
(iii)    The Borrower will use the net proceeds of the Incremental Term Loans for working capital, general corporate purposes and any other purposes not prohibited by this Agreement.
(iv)    If requested by the Administrative Agent, the Borrower shall provide the Administrative Agent with an officer’s certificate executed by a Responsible Officer of the Borrower (upon which the Administrative Agent may conclusively rely without further investigation or inquiry), certifying that (i) the conditions and requirements set forth in this Section 2.16 with respect to Incremental Term Loans have been met, and (ii) any amendment or other documentation effectuating or memorializing any of the foregoing is authorized under this Agreement.
(f)    [Reserved].
(g)    [Reserved]
(h)    This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary. Any Incremental Term Loans permitted under this Section 2.16 shall be documented pursuant to a customary amendment to this Agreement (an “Incremental Amendment”).
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Law (as determined in the good faith discretion of the Administrative Agent) requires the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then (A) the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (B) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    The Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Borrower to do so), (y) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section

10.06(d) relating to the maintenance of a Participant Register and (z) against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. After any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the

Administrative Agent), copies of duly executed and completed IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W- 9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of duly executed and completed of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    On or before the date the Administrative Agent becomes a party to this Agreement, the Administrative Agent shall provide to the Borrower, two duly-signed, properly completed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, or (ii) (A) IRS Form W-8ECI or any successor thereto, and (B) with respect to payments received on account of any Lender, a U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. At any time thereafter, the Administrative Agent shall provide updated documentation previously provided (or a successor form thereto) when any documentation previously delivered has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower.
(g)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.
(h)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all Obligations under any Loan Document, and the termination of this Agreement and any other Loan Document.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR Rate or Term SOFR, or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted

Term SOFR Rate or Term SOFR, then, on notice thereof by such Lender to the Borrower (with a copy to the Administrative Agent), (i) any obligation of such Lender to make or continue Adjusted Term SOFR Rate Loans or to convert Base Rate Loans to Adjusted Term SOFR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Adjusted Term SOFR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Adjusted Term SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Term SOFR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Adjusted Term SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Adjusted Term SOFR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Term SOFR Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Adjusted Term SOFR Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR Rate or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
3.03    Inability to Determine Rates. Subject to Section 1.07, if, on or prior to the first day of any Interest Period for any Adjusted Term SOFR Rate Loan, the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR Rate” cannot be determined pursuant to the definition thereof, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Adjusted Term SOFR Rate Loans, and any right of the Borrower to continue Adjusted Term SOFR Rate Loans or to convert Base Rate Loans to Adjusted Term SOFR Rate Loans, shall be suspended (to the extent of the affected Adjusted Term SOFR Rate Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Adjusted Term SOFR Rate Loans (to the extent of the affected Adjusted Term SOFR Rate Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any automatic continuation of Adjusted Term SOFR Rate Loans (to the extent of the affected Adjusted Term SOFR Rate Loans or affected Interest Periods) shall be suspended and any outstanding affected Adjusted Term SOFR Rate Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.05. Subject to Section 1.07, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR Rate” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
3.04    Increased Costs; Reserves on Adjusted Term SOFR Rate Loans.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Adjusted Term SOFR Rate (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender (with a copy to the Administrative Agent) setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any reasonable and documented out of pocket loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Adjusted Term SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. Each Lender may fund any Borrowing through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Borrowing in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    [Reserved.]
(c)    Survival. All of the Borrower’s obligations under this Article III shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all Obligations under any Loan Document, and the termination of this Agreement and any other Loan Document.
ARTICLE IV
CONDITIONS PRECEDENT TO CLOSING AND BORROWING
4.01    Conditions of Closing and Initial Borrowing. The effectiveness of this Agreement and the obligation of each Lender to make its Loans on the Closing Date are subject to satisfaction of the following conditions precedent, unless waived in accordance with Section 10.01:
(a)    The Administrative Agent’s (or its counsel’s) receipt of the following, each of which shall be originals or telecopies unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
(i)    executed counterparts of this Agreement, the ABL Intercreditor Agreement and the Guaranty;
(ii)    the Term Notes executed by the Borrower in favor of each Term Lender requesting a Term Note;
(iii)    a security agreement (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), duly executed by each Loan Party party thereto, together with:
(A)    subject to Section 6.17, certificates and instruments representing the Collateral consisting of Certificated Securities or Instruments (each such term as defined in the UCC) accompanied by undated stock powers, allonges or instruments of transfer executed in blank;
(B)    proper UCC financing statements in form appropriate for filing under the Uniform Commercial Code of all appropriate jurisdictions that the Administrative Agent or any Lender may reasonably deem necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement;
(C)    (i) certified copies of UCC, tax and judgment lien searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents (together with copies of such financing statements and documents) that name any Loan Party as debtor and that are filed in those state and county jurisdictions in which any Loan Party is organized or maintains its principal place of business, (ii) results of searches of ownership of intellectual property in the United States Patent and Trademark Office and the United States Copyright Office, and (iii) such other searches that the Administrative Agent or any Lender reasonably deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens permitted under Section 7.01);
(D)    subject to Section 6.17, the Deposit Account Control Agreements and the Securities Account Control Agreement, in each case as referred to in the Security Agreement and duly executed by the appropriate parties; and
(E)    evidence that all other actions, recordings and filings that the Administrative Agent or any Lender may deem necessary or desirable in order to perfect or protect the Liens created under the Security Agreement have been or will be taken after the Closing Date (including receipt of duly executed payoff letters, UCC-3 termination statements, evidence and endorsement of insurance policies and landlords’ and bailees’ waiver and consent agreements to the extent requested by the Administrative Agent or any Lender in writing not later than three (3) Business Days prior to the Closing Date);
(iv)    any relevant patent security agreements, trademark security agreements and/or copyright security agreements (collectively, and together with each other intellectual property security agreement delivered pursuant to Section

6.12, in each case as amended, the “Intellectual Property Security Agreements” and each, individually, an “Intellectual Property Security Agreement”), duly executed by each Loan Party, together with evidence that all action that the Administrative Agent or any Lender may reasonably deem necessary or desirable in order to perfect the Liens created under the Intellectual Property Security Agreement has been taken;
(v)    subject to Section 6.17, a Mortgage in respect of each Mortgaged Property described on Schedule 4.01(a)(v);
(vi)    a certificate for each Loan Party, dated as of the Closing Date, duly executed and delivered by such Loan Party’s secretary or assistant secretary, managing member, general partner, or other Responsible Officer, as to:
(A)    true, correct and complete copies of such Person’s Organization Documents, as amended, modified or supplemented as of Closing Date, certified by the appropriate officer or official body of the jurisdiction of organization of such Person;
(B)    resolutions of each such Person’s board of directors (or other managing body, in the case of a Person that is not a corporation) then in full force and effect expressly and specifically authorizing, to the extent relevant, all aspects of the Loan Documents applicable to such Person and the execution, delivery and performance of each Loan Document, in each case to be executed by such Person;
(C)    the incumbency and specimen signatures of its Responsible Officers and any other of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person and a list of all officers of the Loan Parties; and
(D)    certificates of good standing with respect to each Loan Party, each dated as of a recent date prior to the Closing Date, such certificates to be issued by the appropriate officer or official body of the jurisdiction of organization of such Loan Party, each of which certificates shall indicate that such Loan Party is in good standing in the applicable jurisdiction of its organization.
Each such certificate shall provide that each Secured Party may conclusively rely thereon.
(vii)    such documents and certifications as the Administrative Agent or any Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Borrower and each other Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
(viii)    a favorable legal opinion of Dentons Durham Jones Pinegar P.C., counsel to the Loan Parties addressed to the Administrative Agent for the benefit of the Secured Parties, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative or any Lender may reasonably request, and in form and substance satisfactory to the Administrative Agent, the Required Lenders and their respective legal counsel;
(ix)    a certificate signed by a Responsible Officer of the Borrower certifying that each of the representations and warranties contained in Article V hereof, in each other Loan Document and in any document furnished at any time in connection with this Agreement under or in connection herewith or therewith, shall be true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects) on and as of the Closing Date;
(x)    unaudited consolidated balance sheets and related consolidated statements of income and cash flows for the fiscal quarter ended September 30, 2024 and each fiscal quarter ended after September 30, 2024 and at least 45 days prior to the Closing Date (if any) of the Borrower and its Subsidiaries, on a consolidated basis (collectively, the “Borrower Interim Financial Statements”) and the Audited Financial Statements;
(xi)    a pro forma consolidated balance sheet as of the last day of the most recent fiscal quarter ended December 31, 2024 and related pro forma consolidated statements of income and cash flows of the Borrower and its Subsidiaries as of and for the most recent four fiscal quarter period ended December 31, 2024, prepared (after giving effect to the Transactions and the incurrence and repayment of Indebtedness related thereto) as if all of the Transactions occurring on the Closing Date had occurred as of the last day of such four-quarter period (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), in each case calculated in accordance with GAAP and Regulation S-X of the Securities Act of 1933 (the “Borrower Pro Forma Financial Statements”);
(xii)    [reserved];
(xiii)    a certificate of a Financial Officer of the Borrower attesting to the Solvency of the Borrower and its Subsidiaries on a consolidated basis (after giving effect to the Transactions and the incurrence and repayment of Indebtedness related thereto) and (B) that the Borrower Pro Forma Financial Statements required under this Section 4.01(a) accurately present the pro forma financial position of the Borrower and its Subsidiaries in accordance with GAAP and Regulation S-X of the Securities Act of 1933 (and in any event after giving effect to the Transactions and the incurrence and repayment of Indebtedness related thereto);
(xiv)    evidence (including customary payoff letters) that the Existing Credit Agreement has been, or concurrently with the funding of the Loans will be, repaid in full, all commitments thereunder have been, or concurrently with the funding of the Loans will be, terminated, and all Liens securing obligations thereunder have been, or substantially concurrently with the funding of the Loans will be, released;
(xv)    executed counterparts of each Fee Letter;
(xvi)    a Committed Loan Notice in accordance with the requirements hereof;
(xvii)    an executed funds flow statement with respect to all Loans to be advanced on the Closing Date and all other Transactions to occur on the Closing Date;
(xviii)    a Perfection Certificate duly executed by, and in respect of, each Loan Party;
(xix)    certificates of insurance naming the Administrative Agent, on behalf of the Secured Parties as additional insureds and naming the Administrative Agent on behalf of the Secured Parties, as lender’s loss payee, in each case with regard to the insurance required by Section 6.07, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders;
(xx)    [reserved]; and
(xxi)    each other Loan Document required to be executed on the Closing Date.
(b)    The Borrower and each of the other Loan Parties shall have provided to the Administrative Agent and the Lenders (a) all documentation and other information requested by the Administrative Agent or any Lender at least three (3) Business Days prior to the Closing Date in order to comply with requirements of the PATRIOT Act, applicable “know your customer” rules and Anti-Money Laundering Laws, and (b) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower.
(c)    The Borrower shall have paid (i) all fees required to be paid to the Administrative Agent on or before the Closing Date (including, without limitation, all reasonable and documented out of pocket fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such reasonable and documented out of pocket fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent)) and (ii) all fees required to be paid to the Lenders on or before the Closing Date;
(d)    immediately after giving effect to the Transactions, Domestic Liquidity shall be not less than $10,000,000;
(e)    Each of the representations and warranties contained in Article V hereof, in each other Loan Document and in any other document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation or warranty shall be true and correct in all respects);
(f)    [reserved];
(g)    Since December 31, 2024, there has been no event or circumstance either individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect; and
(h)    A detailed calculation, in form satisfactory to the Required Lenders, of the Consolidated Net Leverage Ratio and Consolidated Secured Net Leverage Ratio, in each case, on a pro forma basis after giving effect to the Transactions.
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed or authorized the signing of this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
4.02    Conditions to Delayed Draw Term Loan Borrowings. The obligation of each Lender to honor any Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Delayed Draw Term Loans to the other Type or a continuation of Adjusted Term SOFR Rate Loans) after the Closing Date with respect to any Delayed Draw Term Loan is subject to the following conditions precedent:
(a)    the representations and warranties of the Borrower contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(b)    No Event of Default or Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(c)    The DDTL Equity Raise shall have been consummated, or shall be consummated substantially concurrently with the Delayed Draw Funding Date.
(d)    The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.
(e)    The Borrower shall have paid all fees required to be paid on or before any Delayed Draw Funding Date to the Administrative Agent and the Lenders (including, without limitation, the DDTL Funding Fee (as defined in the Lender Fee Letter)).
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and the Lenders that:
5.01    Corporate Existence; Subsidiaries; Foreign Qualification. Each Loan Party and each of its Subsidiaries is duly incorporated or organized (as the case may be), validly existing and in good standing (or comparable concept in the applicable jurisdiction) under the laws of its state or jurisdiction of incorporation or organization, and is duly qualified and authorized to do business and is in good standing (or comparable concept in the applicable jurisdiction) as a foreign entity in the jurisdictions where the character of its property or its business activities makes such qualification necessary, except where a failure to so qualify, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Foreign Subsidiary is validly existing under the laws of its jurisdiction of organization.
5.02    Corporate Authority. Each Loan Party has the corporate or organizational, as applicable, right and power and is duly authorized and empowered to enter into, execute and deliver the Loan Documents to which it is a party and to perform and observe the provisions of the Loan Documents. Each Loan Party has duly executed and delivered the Loan Documents to which it is a party. The Loan Documents to which each Loan Party is a party have been duly authorized and approved by Loan Party’s board of directors or other governing body, as applicable, and are the valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, subject to applicable moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution, delivery and performance of the Loan Documents do not conflict with, result in a breach in any of the provisions of, constitute a default under, or result in the creation of a Lien (other than Liens permitted under Section 7.01 hereof) upon any assets or property of any Loan Party under the provisions of, (a) such Loan Party’s Organization Documents, (b) any material agreement to which any Loan Party is a party (including the ABL Loan Documents), (c) any order, injunction, writ or decree of any Governmental Authority or (d) any Law, except with respect to any conflict, breach, default or violation referred to herein, solely to the extent that such conflicts, breaches, defaults or violations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. Each Loan Party and each of their Subsidiaries:
(a)    holds permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from any Governmental Authority necessary for the conduct of its business and is in compliance with all applicable laws relating thereto, except where the failure to do so, either individually or in the aggregate, would not have a Material Adverse Effect;
(b)    is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to be in compliance, either individually or in the aggregate, would not have a Material Adverse Effect;
(c)    is not in violation of or in default beyond any applicable cure period under any agreement to which it is a party or by which its assets are subject or bound (including the ABL Loan Documents), except with respect to any violation or default that, either individually or in the aggregate, would not have a Material Adverse Effect; and
(d)    is in material compliance with all applicable Anti-Money Laundering Laws.
5.04    Litigation and Administrative Proceedings. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the matters set forth on Schedule 5.04) or (ii) that involve any Loan Document or the Transactions.
5.05    Title to Assets. Each Loan Party and each of their Subsidiaries has good title to and ownership of, or a valid leasehold interest in, all material property it purports to own, which property is free and clear of all Liens, except those permitted under Section 7.01 hereof, in each case, except where the failure to have such title, interest, or right would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the Closing Date, all real property owned by the Loan Parties and their Subsidiaries is listed on Schedule 5.05 hereto.

5.06    Liens and Security Interests. On and after the Closing Date, except for Liens permitted pursuant to Section 7.01 hereof, (a) there is and will be no financing statements or similar notice of Lien outstanding covering any personal property of any Loan Party or any Subsidiary thereof; (b) there is and will be no mortgage or deed or hypothec outstanding covering any real property of any Loan Party or any Subsidiary thereof; and (c) no real or personal property of any Loan Party or any Subsidiary thereof is subject to any Lien of any kind. The Administrative Agent has a legal, valid and enforceable and, subject to the last paragraph of Section 4.01(a), (A) perfected first-priority Lien on the Collateral (subject to the priority of any Liens permitted under Section 7.01) and (B) perfected second-priority Lien on the ABL Priority Collateral (subject to the ABL Intercreditor Agreement). No Loan Party has entered into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that exists on or will become effective after the Closing Date pursuant to a commitment or agreement effective as of the Closing Date that would prohibit the Administrative Agent or the Lenders from acquiring a Lien on, or a collateral assignment of, any of the property or assets of any Loan Party. Each Person that is a guarantor or a borrower under the ABL Loan Documents is a Loan Party hereunder.
5.07    Tax Returns. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, all federal, state, provincial and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Loan Party and each of their Subsidiaries have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein. The provision for taxes on the books of each Loan Party and each Subsidiary thereof is adequate for all years not closed by applicable statutes and for the current fiscal year.
5.08    Environmental Laws. Except as disclosed on Schedule 5.08 hereto (i) no Loan Party or any Subsidiary has received written notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received written notice of any claim with respect to any Environmental Liability or (D) has actual knowledge of any basis for any Environmental Liability.
5.09    Locations. As of the Closing Date, the Loan Parties have places of business or maintain their accounts, inventory and equipment at the locations (including third party locations) set forth on the schedules to the Security Agreement.
5.10    Enforceability. This Agreement and the other Loan Documents to which each Loan Party is a party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity.
5.11    Employee Benefits Plans. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,500,000 the fair market value of the assets of all such underfunded Plans.
5.12    Consents or Approvals. No consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person is required to be obtained or completed by any Loan Party in connection with the execution, delivery or performance of any of the Loan Documents, that has not already been obtained or completed, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings that are necessary to perfect Liens created pursuant to the Loan Documents, (iii) filings as may be required under the Securities Exchange Act of 1934, as amended, and applicable stock exchange rules in connection therewith, or (iv) such actions, consents and approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.13    Solvency. As of the Closing Date, each Loan Party is, individually and collectively with its Subsidiaries on a consolidated basis, Solvent.
5.14    Financial Statements; No Material Adverse Effect. The Audited Financial Statements and the Borrower Interim Financial Statements furnished to the Administrative Agent and the Lenders, are true and complete, have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the dates of such financial statements and the results of their operations for the periods then ending, subject to normal year-end audit adjustments and the absence of footnotes. Since the dates of such Borrower Interim Financial Statements, there has been no material adverse change in the Borrower’s or any of its Subsidiary’s financial condition, properties or business or any change in any Borrower’s or any of its Subsidiary’s accounting procedures. Since December 31, 2024, there has been no event or circumstance either individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.
5.15    Regulations. No Loan Party or Subsidiary thereof is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the FRB of the United States). Neither the granting of the Loans (or any conversion thereof) nor the use of the proceeds of the Loans will violate, or be inconsistent with, the provisions of Regulation T, U or X or any other Regulation of the FRB. Following the application of the proceeds of the Loans, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01, Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or Affiliate of a Lender relating to Indebtedness within the scope of Section 8.01(e) will be margin stock.
5.16    Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the purposes set forth in, as expressly permitted by, and in accordance with Section 7.10.
5.17    Intellectual Property. Each Loan Party and each Subsidiary thereof owns, or has the right to use, all of the material patents, patent applications, industrial designs, designs, trademarks, service marks, copyrights, trade secrets, software and rights with respect to the foregoing necessary for the conduct of its business without any known conflict with the rights of others. Schedule 5.17 hereto sets forth all patents, trademarks, registered copyrights, and service marks, owned by each Loan Party as of the Closing Date. To the knowledge of each Loan Party, all intellectual property owned by that Loan Party is valid, enforceable and subsisting. To the knowledge of each Loan Party, the conduct and operations of the businesses, as currently conducted and as previously conducted in the last five (5) years, of each Loan Party and each of its Subsidiaries do not infringe, misappropriate, dilute, or otherwise violate in any material respect any intellectual property owned by any other Person. Each Loan Party uses commercially reasonable efforts to protect all intellectual property it owns, including maintaining the confidentiality of trade secrets.
5.18    Insurance. As of the Closing Date, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary thereof maintains with financially sound and reputable insurers (or is self-insured) insurance with coverage and limits as required by Law and as is customary with Persons engaged in the same businesses as the Loan Parties and their Subsidiaries. Schedule 5.18 hereto sets forth all material insurance carried by the Loan Parties and their Subsidiaries on the Closing Date.
5.19    Capitalization; Subsidiaries. The “Capitalization; Subsidiaries Schedule” attached hereto as Schedule 5.01 sets forth, as of the Closing Date all issued and outstanding Equity Interests of the Borrower and its Subsidiaries, including the number of authorized, issued and outstanding shares or other units of Equity Interests of each such Person and the holders of such Equity Interests, all on and as of the Closing Date. Each outstanding share or unit of each Subsidiary of the Borrower has been duly authorized, validly issued, is fully paid and non-assessable and has not been issued in violation of any preemptive or similar rights created by applicable Law, any Loan Party’s Organization Documents or by any agreement to which any Loan Party is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws. All issued and outstanding Equity Interests of each Subsidiary of the Borrower is free and clear of all Liens (except for the benefit of the Secured Parties and non-consensual Permitted Liens). Except as set forth on

Schedule 5.01, as of the Closing Date, no Loan Party has outstanding any Equity Interests convertible or exchangeable for any shares of its Equity Interests or any rights, warrants or options to subscribe for or to purchase its Equity Interests convertible into or exchangeable for its Equity Interests. Except as set forth on Schedule 5.01, as of the Closing Date, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase or acquire or retire any of its Capital Stock, other than stock repurchases otherwise permitted hereunder. None of the Loan Parties has any Subsidiaries other than the Subsidiaries listed on Schedule 5.01, as of the Closing Date. Schedule 5.01, as of the Closing Date, describes the direct and indirect ownership interest of each of the Loan Parties in each Subsidiary.
5.20    Labor Matters. As of the Closing Date, there is no material litigation, action, proceeding or labor controversy (including without limitation, any strikes, lockouts or slowdowns) against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened in writing.
5.21    Sanctions; Anti-Money Laundering Laws; Anti-Corruption Laws.
(a)    None of the Loan Parties or any of their Subsidiaries or any of the respective directors, officers or, to the knowledge of any Loan Party, any other Related Party of any of the Loan Parties or any of their Subsidiaries: (i) is a Sanctioned Person or (ii) is or has, within the previous five (5) years, engaged in any transaction or dealing with, involving or for the benefit of any Sanctioned Person. No Loan, and no proceeds from any Loan, have been used, directly or indirectly, or lent, contributed, provided or otherwise made available to any Subsidiary, joint venture partner or other Person, to fund any activity or business with, involving or for the benefit of any Sanctioned Person or any Designated Jurisdiction, or in any other manner that would constitute or give rise to any violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise) of any Sanctions.
(b)    None of the Loan Parties or any of their Subsidiaries: (i) is under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering or terrorist- related activities under any applicable Anti-Money Laundering Laws, (ii) has been assessed civil penalties under any applicable Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any applicable Anti-Money Laundering Laws.
(c)    None of the Loan Parties or any of their Subsidiaries or any of the respective directors, officers or, to the knowledge of any Loan Party, any other Related Party of any of the Loan Parties or any of their Subsidiaries: has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable Anti- Corruption Laws; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. No Loan, and no proceeds from any Loan, have been used, directly or indirectly, in any manner that would constitute a violation of applicable Anti-Corruption Laws.
(d)    None of the Loan Parties or any of their Subsidiaries or any of the respective directors, officers or, to the knowledge of any Loan Party, any other Related Party of any of the Loan Parties or any of their Subsidiaries: is or has been, within the previous five (5) years, subject to any action, claim, charge, proceeding, litigation or judgment with regard to any actual or alleged violation of applicable Sanctions, applicable Anti-Money Laundering Laws or applicable Anti-Corruption Laws.
(e)    The Loan Parties have implemented and maintain in effect policies and procedures designed to promote and achieve compliance with applicable Sanctions, applicable Anti-Money Laundering Laws and applicable Anti-Corruption Laws.
5.22    Certain Treasury Regulation Matters. The Borrower does not intend to treat the Loans and related transactions as being a “reportable” transaction (within the meaning of Treasury Regulation 1.6011-4). The Borrower acknowledges that the Administrative Agent and one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1 to the extent that the Borrower’s application of the proceeds of the Loans requires the same and the Administrative Agent and such Lender or Lenders, as applicable, may, in connection therewith, maintain such lists and other records as they may determine is required by such Treasury Regulation.
5.23    [Reserved].
5.24    Accurate and Complete Statements. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that (a) no representation is made with respect to general economic or industry information and (b) with respect to projected and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions reasonably believed by the Borrower to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.
5.25    Investment Company. No Loan Party or Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
5.26    Defaults. No Default exists hereunder, nor will any exist immediately after the execution and delivery hereof.

5.27    Senior Debt Status. The Obligations (a) rank at least pari passu in right of payment with all material senior Indebtedness of Borrower and its Subsidiaries and (b) are designated as “Senior Indebtedness,” “Designated Senior Debt” or such similar term under all instruments and documents relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:
6.01    Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    within ninety-five (95) days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2024), an annual audit report of the Borrower and its Subsidiaries for that year prepared on a consolidated basis, in accordance with GAAP, and certified by an opinion of an independent public accountant of recognized national or regional standing (or otherwise reasonably satisfactory to the Required Lenders) that is not subject to any qualification, exception or explanatory paragraph as to “going concern” or scope of the audit (other than any “emphasis of matter” paragraph or qualification, or any exception or explanatory paragraph that is solely with respect to, or resulting solely from (i) an upcoming maturity date under any Indebtedness or (ii) any potential or actual inability to satisfy any financial covenant (including a Financial Covenant)), which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period;
(b)    within fifty (50) days after the end of each fiscal quarter periods of each fiscal year of the Borrower (commencing with the fiscal quarter ending March 31, 2025), balance sheets of the Borrower and its Subsidiaries as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all prepared on a consolidated basis, in accordance with GAAP subject to normal year-end adjustments and the absence of footnotes, and certified by a Responsible Officer of the Borrower; and
(c)    within forty-five (45) days after the end of each fiscal year of the Borrower a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrower for each month of the upcoming fiscal year in form reasonably satisfactory to the Required Lenders.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02    Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
(a)    [reserved];
(b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended March 31, 2025), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes), which Compliance Certificate shall (x) provide that no Default exists or, if a Default exists, specifying the nature and extent thereof; (y) set forth (i) any change in the identity of any of the Immaterial Subsidiaries during such period and (ii) a detailed calculation of the Consolidated Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio in each case as of the last day of such period, and solely with respect to the delivery concurrently with the financial statements referred to in Section 6.01(a), a calculation of Excess Cash Flow for such fiscal year; and (z) set forth all patents, trademarks, registered copyrights, service marks, and material license agreements owned by each Loan Party or Subsidiary or to which a Loan Party or Subsidiary is a party and that is not set forth on Schedule 5.17 hereto or on any previously delivered Compliance Certificate;
(c)    promptly after request therefor, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with any audit of the Borrower or any Subsidiary as the Required Lenders may reasonably request;
(d)    promptly after the same become publicly available, copies of all periodic and other reports, definitive proxy statements and other materials filed by any Loan Party with the SEC (other than any routine ministerial statements, notices, reports or other documents), or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by any Loan Party to its shareholders generally, as the case may be;
(e)    promptly after the furnishing thereof, copies of any statement or report (other than any routine ministerial statements or reports) furnished to any holder of obligations pursuant to a Material Indebtedness Agreement of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
(f)    concurrently with the furnishing thereof, (i) any financial statements or other financial information to the ABL Administrative Agent or any ABL Lender under the ABL Loan Documents, and (ii) any material notice, statement or report furnished to any holder of any of the ABL Obligations or to the ABL Lenders under the ABL Loan Documents, in each case, which are not otherwise required to be delivered hereunder;
(g)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(h)    if so requested by the Administrative Agent or the Required Lenders, not later than five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all material notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any Related Document or any Material Indebtedness Agreement and, from time to time upon request by the Administrative Agent or the Required Lenders, such information and reports regarding any Related Document or any Material Indebtedness Agreement as the Administrative Agent or the Required Lenders may reasonably request;
(i)    promptly after receipt of any written notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened in writing against any Loan Party or any Subsidiary that (i) seeks damages in excess of $4,000,000, (ii) seeks injunctive relief that has resulted, or, either individually or in the aggregate, would reasonably be expected to result, in a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets that has resulted, or, either individually or in the aggregate, would reasonably be expected to result, in a Material Adverse Effect, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability that has resulted, or, either individually or in the aggregate, would reasonably be expected to result, in a Material Adverse Effect, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $4,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall that has resulted, or, either individually or in the aggregate, would reasonably be expected to result, in a Material Adverse Effect;
(j)    within forty-five (45) days after the end of each fiscal year of the Borrower, (i) a report supplementing Schedule 5.05 and Schedule 5.09, including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete and (ii) a report supplementing Schedules 5.01 and 5.17 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent and the Required Lenders;
(k)    promptly after any Loan Party or any Subsidiary thereof obtains knowledge that any Loan Party or any Subsidiary thereof or any Person that owns, directly or indirectly, any Equity Interest of any Loan Party or any Subsidiary thereof, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is in violation or breach of any of Section 6.08(b) or 7.10, such Loan Party or Subsidiary will deliver reasonably prompt notice to the Administrative Agent and the Required Lenders of such violation; and
(l)    promptly following any request therefor, (i) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” rules and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation.
Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (iii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; provided, further, that the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
6.03    Notices. Promptly, after a Responsible Officer of the Borrower or any of its Subsidiaries has knowledge thereof, notify the Administrative Agent and each Lender in writing:
(a)    the occurrence of any Default within five (5) Business Days after any Loan Party’s actual knowledge thereof;
(b)    of any matter that has resulted, or, either individually or in the aggregate, would reasonably be expected to result, in a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $4,000,000;
(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;
(e)    of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv); and
(f)    any change in the credit ratings from a credit rating agency, or the placement by a credit rating agency of any Loan Party on a “Credit Watch” or “WatchList” or any similar list, in each case with negative implications, or the cessation by a credit rating agency of, or its intent to cease, rating such Loan Party’s debt.
Each notice pursuant to Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Taxes and Other Obligations. Pay in full (a) prior in each case to the date when penalties would attach, all material Taxes, assessments and governmental charges and levies (except only those so long as and to the extent that the same shall be contested in good faith by appropriate and timely proceedings and for which adequate provisions have been established in accordance with GAAP) for which it may be or become liable or to which any or all of its properties may be or become subject; (b) in the case of the Borrower and Domestic Subsidiaries, all of its material wage obligations to its employees in compliance with the Fair Labor Standards Act (29 U.S.C. §§ 206-207) or any comparable provisions, and, in the case of the Foreign Subsidiaries, those obligations under foreign laws with respect to employee source deductions, obligations and employer obligations to its employees; and (c) except where failure to pay such obligations, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, all of its other obligations calling for the payment of money (except only those so long as and to the extent that the same shall be contested in good faith and for which adequate provisions have been established in accordance with GAAP) before such payment becomes overdue.
6.05    Preservation of Existence, Etc. Other than any Immaterial Subsidiary (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered material patents, trademarks, trade names and service marks in accordance with the Security Agreement, the non-preservation of which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
6.06    [Reserved].
6.07    Maintenance of Insurance.
(a)    Maintain insurance upon its inventory, equipment and other personal and real property in such form, written by such companies, in such amounts, for such periods, and against such risks as customarily insured against by Persons engaged in the same or similar business and as required by applicable Laws and the Collateral Documents, with provisions for, with respect to Loan Parties, payment of all losses thereunder to the Administrative Agent and such Loan Parties as their interests may appear (with lender’s loss payable, mortgagee, and additional insured endorsements, as appropriate, in favor of the Administrative Agent). Any such policies of insurance shall provide for no fewer than thirty (30) days’ prior written notice of cancellation to the Administrative Agent and the Lenders except for cancellation with respect to the nonpayment of premium (which shall provide for ten (10) days’ prior written notice of cancellation). The Administrative Agent is hereby authorized to act as attorney-in-fact for the Loan Parties in (after the occurrence and during the continuation of an Event of Default) obtaining, adjusting, settling and canceling such insurance and indorsing any drafts. Within ten (10) Business Days of the Administrative Agent’s written request, the Borrower shall furnish to the Administrative Agent such information about the insurance of the Loan Parties and the Subsidiaries thereof (including, without limitation, copies of insurance policies of the Loan Parties and the Subsidiaries) as the Administrative Agent may from time to time reasonably request.
(b)    If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i)

maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to applicable flood insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.
6.08    Compliance with Laws.

(a)    Comply in all material respects with the requirements of all Laws (including, without limitation, ERISA and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that compliance with applicable Sanctions, applicable Anti- Corruption Laws, and applicable Anti-Money Laundering Laws shall be subject to Section 6.08(b).
(b)    Comply with applicable Sanctions and applicable Anti-Corruption Laws in all respects and applicable Anti-Money Laundering Laws in all material respects, and maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions, applicable Anti-Corruption Laws, and applicable Anti-Money Laundering Laws.
6.09    Books and Records.
(a)    Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Loan Party, as the case may be.
(b)    Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties, as the case may be.
6.10    Inspection Rights. Upon reasonable prior notice, at any time during normal business hours, allow the Administrative Agent and the Lenders by or through any of the Administrative Agent’s officers, agents, employees, attorneys or accountants to (a) examine, inspect and make extracts from any Loan Party’s or any Subsidiary’s books, corporate, financial and operating records and other records, including, without limitation, the tax returns of such Loan Party or such Subsidiary and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants and (b) examine and inspect any Loan Party’s or Subsidiary’s properties, inventory and equipment, wherever located, in each case, at the expense of the Borrower and upon reasonable advance notice to such Loan Party or Subsidiary; provided, however, that (i) if an Event of Default does not exist, such examinations and inspections shall be limited to not more than one time per any calendar year and (ii) if an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. In no event shall the Administrative Agent be required to bear any cost or expense hereunder.
6.11    Use of Proceeds. Use the proceeds of (a) the Closing Date Term Loans solely for the repayment in full of 100% of the principal amount of Existing Credit Agreement Indebtedness and associated fees and expenses on the Closing Date, (b) to the extent any portion of the Closing Date Term Loans is remaining after giving effect to the items specified in clause (a) of this Section 6.11, for working capital and other general corporate purposes of the Borrower and its Subsidiaries (including for capital expenditures, the repayment or refinancing of Indebtedness and the making of Investments) and (c) the Delayed Draw Term Loans solely to consummate Permitted Acquisitions.
6.12    Covenant to Guarantee Obligations and Give Security.
(a)    Guaranties and Security Documents.
(i)    Each Domestic Subsidiary (other than any Immaterial Subsidiary) created, acquired or held subsequent to the Closing Date, and each Domestic Subsidiary that at any time ceases to be an Immaterial Subsidiary (including by virtue of clause (g) of this Section 6.12), shall within forty-five (45) days (or such longer period as the Required Lenders may approve in their sole discretion) after such creation, acquisition, holding or cessation execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, a Guaranty (or guaranty supplement) and the appropriate Collateral Documents, such agreements to be in form and substance acceptable to the Administrative Agent and the Required Lenders, along with any such other supporting documentation, corporate governance and authorization documents, and an opinion of counsel as may reasonably be deemed necessary or advisable by the Administrative Agent or the Required Lenders; provided that no such Guaranty or Collateral Documents shall be required from any subsidiary of the Borrower that is an Excluded Subsidiary.
(ii)    Each Material Foreign Subsidiary created, acquired or held subsequent to the Closing Date, or any Foreign Subsidiary organized in a Material Foreign Jurisdiction as of the end of the most recently-ended four fiscal quarter period (taken as a single period), shall within forty-five (45) days (or such longer period as the Required Lenders may approve in their sole discretion) after such creation, acquisition, holding or cessation (1) execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, a customary security agreement governed by the laws of the applicable Material Foreign Jurisdiction and/or a customary guaranty (or a joinder thereto), in each case in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, and the other appropriate Collateral Documents and (2) take all such customary actions and execute and deliver, or cause to be executed and delivered, all such customary documents, local law equity pledge agreements, instruments, agreements, legal opinions (except to the extent customarily provided by counsel to lenders in the relevant jurisdiction) and certificates, in each case reasonably requested by the Administrative Agent or the Required Lenders and necessary to facilitate the addition of such Subsidiary as a Guarantor hereunder, in each case with respect to this clause (ii), subject in all respects to customary limitations and exceptions applicable to the provisions of guarantees and collateral in the applicable Material Foreign Jurisdiction in each case as reasonably determined by the Borrower and the Required Lenders and, in each case, such agreements and other documents to be in form and substance acceptable to the Administrative Agent and the Required Lenders, along with any such other supporting documentation, corporate governance and authorization documents, as may reasonably be deemed necessary or advisable by the Administrative Agent or the Required Lenders.
Notwithstanding anything herein or in the ABL Loan Documents to the contrary and subject to the Lien priorities specified within the ABL Intercreditor Agreement, (x) no Person shall become a Guarantor (as defined in the ABL Credit Agreement) under the ABL Credit Agreement if they are not a Guarantor hereunder, and (y) no Person shall grant Liens to the ABL Agent in any property of such Loan Party that constitutes Collateral (as defined in the ABL Credit Agreement) under the ABL Credit Agreement or the ABL Loan Documents if they do not grant Liens to the Administrative Agent in such property of such Loan Party that constitutes Collateral under this Agreement or the Loan Documents.
(b)    Pledge of Equity Interests. Subject to Section 6.17, with respect to the creation or acquisition of a Subsidiary, the appropriate Loan Party shall within forty-five (45) days (or such longer period as the Required Lenders may approve in their sole discretion) after such creation or acquisition execute a Security Agreement (or a Security Agreement Supplement) and, in connection therewith, pledge all of its Equity Interests in such Subsidiary to the Administrative Agent as security for the Obligations; provided that each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests of each of its Domestic Subsidiaries, Material Foreign Subsidiaries, Foreign Subsidiaries incorporated in any Material Foreign Jurisdiction and any Foreign Subsidiary organized in China (including, for the avoidance of doubt, the Wuxi Weifu JV), and (ii) 65% of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each Foreign Subsidiary or Foreign Subsidiary Holding Company, in each case, that is not a Material Foreign Subsidiary or Foreign Subsidiary organized in a Material Foreign Jurisdiction, directly owned by the Borrower or any Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent or the Required Lenders shall reasonably request. The Borrower shall deliver to the

Administrative Agent the share certificates (or other evidence of equity) evidencing any of the Equity Interests pledged pursuant to this Section 6.12(b) if such Equity Interests are certificated or so evidenced.
(c)    Perfection or Registration of Interest in Foreign Equity Interests. Subject to Section 6.17, with respect to any foreign Equity Interests pledged to the Administrative Agent by the Borrower or any Subsidiary that is a Loan Party, on or after the Closing Date, the Administrative Agent shall at all times, in the reasonable discretion of the Administrative Agent or the Required Lenders, have the right to require the perfection, at Borrower’s cost, payable upon request therefor (including, without limitation, any foreign counsel, or foreign notary, filing, registration or similar, fees, costs or expenses), of the security interest in such Equity Interests in the respective foreign jurisdiction.
(d)    Pledged Intercompany Notes. With respect to the creation or acquisition by a Loan Party of a Pledged Intercompany Note, the appropriate Loan Party shall pledge to the Administrative Agent, as security for the Obligations, such Pledged Intercompany Note. Such Loan Party shall promptly deliver to the Administrative Agent such Pledged Intercompany Note and an accompanying allonge if such Pledged Intercompany Note is evidenced in writing and has a stated principal amount equal to or greater than $100,000.
(e)    Collateral Generally. The Borrower shall:
(i)    promptly furnish to the Administrative Agent or any Lender upon request (x) additional statements and information with respect to the Collateral, and all writings and information relating to or evidencing any of the Borrower’s or any Subsidiary’s accounts (including, without limitation, computer printouts or typewritten reports listing the mailing addresses of all present account debtors), and (y) any other writings and information as the Administrative Agent or such Lender may reasonably request;
(ii)    promptly notify the Administrative Agent in writing upon the creation of any accounts with respect to which the account debtor is the United States or any other Governmental Authority, or any business that is located in a foreign country;
(iii)    promptly notify the Administrative Agent in writing upon the creation by any Loan Party of a deposit account or securities account not listed on Schedule 5.23 hereto and, if such deposit account is owned by the Borrower or another Loan Party and is not an Excluded Account, promptly provide for the execution of a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, with respect thereto, if required by the Administrative Agent or the Required Lenders;
(iv)    promptly notify the Administrative Agent in writing whenever assets of a Loan Party having a value in excess of $250,000 are located at a location of a third party (other than another Loan Party) that is not listed on

Schedule 5.09 hereto and use commercially reasonable efforts to cause to be executed any bailee’s waiver, processor’s waiver, consignee’s waiver or similar document or notice or reserves that reasonably may be required by the Administrative Agent or the Required Lenders;
(v)    promptly notify the Administrative Agent in writing of any information that the Borrower or any of its Subsidiaries has or may receive in writing with respect to the Collateral that would reasonably be expected to materially and adversely affect the value thereof or the rights of the Administrative Agent and the Lenders with respect thereto;
(vi)    promptly deliver to the Administrative Agent, to hold as security for the Obligations, within ten (10) Business Days after the written request of the Administrative Agent or the Required Lenders, all certificated investment property owned by a Loan Party, in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent and the Required Lenders, or in the event such investment property is in the possession of a securities intermediary or credited to a securities account (other than an Excluded Account), execute with the related securities intermediary an investment property control agreement over such securities account in favor of the Administrative Agent in form and substance satisfactory to the Administrative Agent and the Required Lenders;
(vii)    promptly provide to the Administrative Agent, after written request therefor by the Administrative Agent or the Required Lenders, a list of any patents, trademarks or copyrights that have been federally registered by the Borrower or any other Loan Party since the last list so delivered, and provide for the execution of an appropriate Intellectual Property Security Agreement; and
(viii)    upon the reasonable request of the Administrative Agent or the Required Lenders, promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, instruments and any other writings as the Administrative Agent or the Required Lenders may from time to time deem necessary or appropriate, including, without limitation, chattel paper, to carry into effect the intention of this Agreement, or so as to completely vest in and ensure to the Administrative Agent and the other Secured Parties their respective rights hereunder and in or to the Collateral.
The Borrower hereby authorizes the Administrative Agent to file UCC financing statements (or similar notice filings applicable in foreign jurisdictions) with respect to the Collateral. If certificates of title or applications for title are issued or outstanding with respect to any of the inventory or equipment of any Loan Party that constitutes Collateral, the Borrower shall (or cause such applicable Loan Party to), upon request of the Administrative Agent or the Required Lenders, (i) execute and deliver to the Administrative Agent a short form security agreement, in form and substance satisfactory to the Administrative Agent, and (ii) deliver such certificate or application to the Administrative Agent and cause the interest of the Administrative Agent to be properly noted thereon. The Borrower hereby authorizes the Administrative Agent or its respective designated agent (but without obligation by the Administrative Agent to do so) to incur reasonable expenses with respect to the foregoing (whether prior to, upon, or subsequent to any Default), and the Borrower shall promptly repay, reimburse, and indemnify the Administrative Agent and the Lenders for any and all such reasonable and documented out of pocket expenses.
(f)    Property Acquired Subsequent to the Closing Date and Right to Take Additional Collateral. The Borrower shall provide the Administrative Agent with prompt written notice with respect to any Material Real Property or material personal property (other than accounts, inventory, equipment and general intangibles and other property acquired in the ordinary course of business) acquired by any Loan Party subsequent to the Closing Date. In addition to any other right that the Administrative Agent and the Lenders may have pursuant to this Agreement or otherwise, upon written request of the Administrative Agent or the Required Lenders, whenever made, the Borrower shall, and shall cause each Loan Party to, grant to the Administrative Agent, for the benefit of the Secured Parties, as additional security for the Obligations, a perfected Lien on any Material Real Property or personal property of each Loan Party, including, without limitation, such property acquired subsequent to the Closing Date, in which the Administrative Agent does not have a perfected first priority Lien. The Borrower agrees, (i) in the case of Material Real Property, to provide all Real Estate Requirements with respect to such Material Real Property within ninety (90) days (or such later time as may be specified by the Required Lenders in their sole but reasonable discretion), and (ii) in all other cases, within ten (10) days after the date of a written request by the Administrative Agent or the Required Lenders, to secure all of the Obligations by delivering to the Administrative Agent security agreements, intellectual property security agreements, pledge agreements, mortgages (or deeds of trust, if applicable) or other documents, instruments or agreements or such thereof as the Administrative Agent or the Required Lenders may reasonably require. The Borrower shall pay all recordation, legal and other expenses in connection therewith.
(g)    Designation of Immaterial Subsidiaries. In the event that the Immaterial Subsidiaries, when taken as a whole, (i) contribute more than 5% of the Consolidated EBITDA of the Borrower and its Subsidiaries, taken as a whole, during the most recently-ended four fiscal quarter period (taken as a single period) or (ii) as of any applicable date of determination have assets that in the aggregate constitute more than 5% aggregate net book value of the assets of the Borrower and its Subsidiaries, taken as a whole, the Borrower shall promptly designate one or more Immaterial Subsidiaries to be Loan Parties hereunder (at which time such Subsidiaries shall cease to be Immaterial Subsidiaries) such that the resulting EBITDA attributable to, and net book value of the assets held by, the remaining Immaterial Subsidiaries, when taken as a whole, shall be less than the required percentages set forth in clauses (i) and (ii) of this clause (g). Notwithstanding anything contained herein to the contrary and for the avoidance of doubt, no Subsidiary shall constitute either an Immaterial Subsidiary if such Subsidiary guarantees or provides a Lien on its assets or otherwise provide credit support with respect to any other Indebtedness of any Loan Party.
Notwithstanding the foregoing, no Loan Party shall be required to pledge or grant a Lien on any Excluded Assets.
6.13    Compliance with Environmental Laws. The Borrower and its Subsidiaries shall furnish to the Administrative Agent and the Lenders, promptly after receipt thereof, a copy of any notice the Borrower or such Subsidiary may receive from any Governmental Authority or private Person, or otherwise, that any material litigation or proceeding pertaining to any environmental, health or safety matter has been filed or is threatened against the Borrower or such Subsidiary, any real property in which the Borrower or such Subsidiary holds any interest or any past or present operation of the Borrower or such Subsidiary. Neither the Borrower nor any of its Subsidiaries shall allow the material release or material disposal of hazardous waste, solid waste or other wastes on, under or to any real property in which the Borrower or any of its Subsidiaries holds any ownership interest or performs any of its operations, in violation of or which result in material liability under any Environmental Law. As used in this Section 6.13, “litigation or proceeding” means any demand, claim, notice, suit, suit in equity action, administrative action, investigation or inquiry whether brought by any Governmental Authority or private Person, or otherwise.
6.14    Regarding Collateral. Provide the Administrative Agent and the Lenders with at least ten (10) days’ prior written notice before any change to its legal name, organizational structure or its state, province or other jurisdiction of organization. The Borrower shall promptly notify the Administrative Agent in writing of (a) any change in any location where a portion of any Loan Party’s assets having a value in excess of $250,000 are maintained, and any new locations where any portion of any Loan Party’s assets having a value in excess of $250,000 are to be maintained; (b) any change in the location of the office where any Loan Party’s material records pertaining to its accounts are kept; and (c) any change in the location of any Loan Party’s chief executive office.
6.15    [Reserved].
6.16    Further Assurances.
(a)    Promptly upon request by the Administrative Agent or the Required Lenders, (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Required Lenders may reasonably require from time to time in order to carry out the purposes of the Loan Documents.
(b)    If reasonably deemed appropriate by the Administrative Agent or the Required Lenders, the Administrative Agent is hereby authorized to file new UCC financing statements (or similar notice filings applicable in foreign jurisdictions)

describing the Collateral and otherwise in form and substance sufficient for recordation wherever necessary or appropriate, as determined in the Administrative Agent’s or Required Lenders’ sole but reasonable discretion, to perfect or continue perfected the security interest of the Administrative Agent in the Collateral. The Borrower shall pay all filing and recording fees and taxes in connection with the filing or recordation of such UCC financing statements (or similar notice filings applicable in foreign jurisdictions) and security interests and shall promptly reimburse the Administrative Agent therefor if the Administrative Agent pays the same.
6.17    Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.17, in each case within the time limits specified on such schedule.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations not then due), the Borrower shall not, nor shall it permit any Subsidiary to:
7.01    Liens. Create, incur, assume or suffer to exist (upon the happening of a contingency or otherwise) any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 7.01 shall not apply to the following:
(a)    Liens for Taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been established in accordance with GAAP;
(b)    other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (i) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (ii) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(c)    Liens on property or assets of a (i) Subsidiary to secure obligations of such Subsidiary to a Loan Party and (ii) Foreign Subsidiary to secure obligations of such Foreign Subsidiary expressly permitted under this Agreement;
(d)    purchase money Liens on fixed assets securing the loans and Indebtedness under Financing Lease Obligations pursuant to Section 7.02(b) hereof; provided that any such Lien is limited to the purchase price and only attaches to the property being acquired or financed thereby;
(e)    any Lien of the Administrative Agent, for the benefit of the Secured Parties;

(f)    the Liens existing on the Closing Date as set forth in Schedule 7.01 hereto and replacements, extensions, renewals, refundings or refinancings thereof, but only to the extent that the amount of Indebtedness secured thereby shall not be increased (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, extension, renewal, refunding or refinancing and by an amount equal to any existing commitments unutilized thereunder) and the property covered thereby is not changed;
(g)    easements, zoning restrictions, rights-of-way and similar encumbrances, defects or irregularities in title of real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(h)    pledges or deposits in connection with workers’ compensation insurance, unemployment insurance and like matters;
(i)    Liens in respect of any writ of execution, attachment, garnishment, judgment or judicial award solely to the extent not constituting an Event of Default under Section 8.01(h)(i);
(j)    Liens arising solely from precautionary UCC financing statements filed with respect to any consignment agreement entered into by Borrower or any Subsidiary in the ordinary course of business;
(k)    Liens on the Collateral or any portion thereof securing Indebtedness under Section 7.02(k) (subject to the ABL Intercreditor Agreement);
(l)    Liens on tangible property of a Person existing at the time such Person is acquired by the Borrower or a Subsidiary pursuant to an Acquisition permitted under Section 7.03(b); provided that such Liens were not created in contemplation of such Acquisition and do not extend to any assets other than those of the Person acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(l);
(m)    other Liens securing Indebtedness permitted by Section 7.02(m) the amount of which does not exceed $10,000,000; provided that such Liens must be junior to the Liens securing the Obligations and the ABL Obligations;
(n)    other non-consensual Liens not securing Indebtedness, (i) the amount of which does not exceed $5,000,000 in the aggregate, and (ii) the existence of which, either individually or in the aggregate, will not have a Material Adverse Effect; provided that any Lien permitted by this clause (n) is permitted only for so long as is reasonably necessary for the affected Loan Party or the affected Subsidiary, using its best efforts, to remove or eliminate such Lien and, provided, further, that any Lien not otherwise permitted by this clause (n) shall be permitted so long as such Loan Party or the affected Subsidiary shall within thirty (30) days after the filing thereof either (A) cause such Lien to be discharged, or (B) post with the Administrative Agent a bond or other security in form and amount satisfactory to the Required Lenders in all respects and shall thereafter diligently pursue its discharge;
(o)    for the avoidance of doubt, any Lien on a Sold Account;
(p)    Liens existing on the Closing Date securing Indebtedness that has been repaid; provided that any Lien permitted by this clause (p) is permitted only for so long as is reasonably necessary for the affected Loan Party or the affected Subsidiary, using its best efforts, to remove, discharge or otherwise eliminate such Lien; provided, further, that in no event shall any Lien permitted by this clause (p) be permitted for more than ninety (90) days;
(q)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(r)    Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;
(s)    Liens arising out of sale and leaseback transactions permitted hereunder;
(t)    other Liens securing Indebtedness permitted by Section 7.02(f); provided that no such Lien shall extend to, or cover, any Collateral;
(u)    Liens granted pursuant to the Precious Metal Consignment Agreements so long as such Lien does not secure Indebtedness;
(v)    any non-consensual statutory or civil law Lien arising in the Netherlands under the Netherlands General Banking Conditions (other than arising under article 26 thereof) so long as such Lien does not secure Indebtedness and arises in the ordinary course of business;
(w)    Liens on the Collateral securing Incremental Term Loans; provided that such Liens must be junior to the Liens securing the Obligations; and
(x)    Liens granted pursuant to the Kilo Agreements securing Indebtedness thereunder so long as (x) the aggregate principal amount of the Indebtedness secured by such Liens does not exceed $12,000,000 and (y) such Liens are subject to a subordination agreement in form and substance satisfactory to the Administrative Agent and the Required Lenders.
Neither the Borrower nor any of its Subsidiaries shall enter into any contract or agreement (other than a contract or agreement entered into in connection with the purchase or lease of fixed assets that prohibits Liens on such fixed assets) that would prohibit the Administrative Agent or the

Lenders from acquiring a security interest, mortgage or other Lien on, or a collateral assignment of, any of the property or assets of the Borrower or such Subsidiary.
7.02    Indebtedness. Create, incur, assume or have outstanding any Indebtedness of any kind; provided that this Section 7.02 shall not apply to the following:
(a)    the Loans and any other Obligation under this Agreement or under any other Loan Document;
(b)    any loans granted to or Indebtedness under Financing Lease Obligations entered into by the Borrower or any of its Subsidiaries for the purchase or lease of fixed assets and any Refinance Indebtedness in respect thereof permitted by clause (g) below, which loans and Indebtedness under Financing Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Indebtedness under Financing Lease Obligations (including, for the avoidance of doubt, with respect to the 2024 Sale and Leaseback Transaction and the Algonquin Sale and Leaseback Transaction) for the Borrower and all of its Subsidiaries shall not exceed $45,000,000 at any time outstanding, including in respect of any sale and leaseback transaction of assets not owned by the Loan Parties or any of their respective Subsidiaries prior to the date such transaction is consummated;
(c)    [reserved];
(d)    Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party, (iii) any Loan Party to any Subsidiary that is not a Loan Party (provided that such Indebtedness is (1) subordinated to the Loans on terms reasonably satisfactory to the Administrative Agent and the Required Lenders, and (2) unsecured) and (iv) any Subsidiary that is not a Loan Party owing to any Loan Party, provided that the aggregate principal amount of all Indebtedness incurred pursuant to this clause (d)(iv) (including any outstanding amounts under the Non-Loan Party Investments Cap) shall not exceed $15,000,000 in any fiscal year and $50,000,000 during the term of this Agreement (this clause (d)(iv), the “Non-Loan Party Debt Cap”);
(e)    Incremental Term Loans permitted under Section 2.16;
(f)    Indebtedness under any Swap Contract, so long as such Swap Contract shall have been entered into in the ordinary course of business and not for speculative purposes and any Refinance Indebtedness in respect thereof permitted by clause (g) below;
(g)    Indebtedness that represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (c), (f) and (l) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment or security to the Obligations or the Guarantees thereof or Liens thereof, then the terms and conditions of such Refinance Indebtedness must include terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;
(h)    Indebtedness incurred in connection with the financing of insurance premiums, not to exceed $5,000,000 at any time outstanding;
(i)    contingent obligations consisting of Guarantees executed by (i) any Loan Party with respect to Indebtedness otherwise permitted by this Agreement and (ii) any Subsidiary with respect to any Indebtedness of a Subsidiary otherwise permitted by this Agreement (provided that Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 7.02(d));
(j)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;
(k)    so long as the ABL Facility is subject to the terms and conditions of the ABL Intercreditor Agreement, Indebtedness in respect of the ABL Facility in an aggregate principal amount not to exceed the ABL Cap (as defined in the ABL Intercreditor Agreement) at any time outstanding and any permitted Refinancing (as defined in the ABL Intercreditor Agreement);
(l)    Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof pursuant to an Acquisition permitted under Section 7.03(b) and any Refinance Indebtedness in respect thereof permitted by clause (g) hereof; provided that (i) such Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (and is not incurred in contemplation of such Person’s becoming a Subsidiary of the Borrower), (ii) no Event of Default has occurred and is continuing, (iii) after giving pro forma effect thereto and to the application of the proceeds thereof (but disregarding any costs constituting proceeds thereof for the purposes of netting), the Borrower and its Subsidiaries shall be in pro forma compliance with the Financial Covenants, (iv) may only be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, and (v) the aggregate principal amount of Indebtedness outstanding in reliance on this clause (l) that is (A) secured by a Lien on the Collateral that is junior to the Liens securing the Obligations, the amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding and (B) unsecured, the amount of such Indebtedness shall not exceed $10,000,000 at any time outstanding;
(m)    other Indebtedness in an aggregate principal amount for the Borrower and all of its Subsidiaries not to exceed $15,000,000 at any time outstanding; provided that, to the extent such Indebtedness is secured, it may only be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and subject to (i) no Event of Default has occurred and is continuing, (ii) after giving pro forma effect thereto (and to any Indebtedness incurred in connection therewith), the Borrower and its Subsidiaries shall be in compliance with Financial Covenants, (iii) such Indebtedness shall not require the cash payment of interest and (iv) such Indebtedness shall mature no earlier than the date that is 91 days after the Maturity Date;
(n)    the following that do not constitute Indebtedness, but that are listed for purposes of clarification, contingent obligations consisting of the indemnification by the Borrower or any of its Subsidiaries of (i) the officers, directors, employees and agents of the Borrower or any of its Subsidiaries, to the extent permissible under the corporation law of the jurisdiction in which such Person is organized, (ii) commercial banks, investment bankers and other independent consultants or professional advisors pursuant to agreements relating to the underwriting of the Borrower’s or any of its Subsidiaries’ securities or the rendering of banking or professional services to the Borrower or any of its Subsidiaries, (iii) landlords, licensors, licensees and other parties pursuant to agreements entered into in the ordinary course of business by the Borrower or any of its Subsidiaries, and (iv) other Persons under agreements relating to Acquisitions permitted under Section 7.03(b); provided that each of the foregoing is only permitted to the extent that such indemnity obligation is not incurred in connection with the borrowing of money or the extension of credit;
(o)    any Indebtedness under (i) any Qualified Receivables Transaction, (ii) the Precious Metal Consignment Agreements and (iii) the Kilo Agreements; provided that the aggregate amount of Indebtedness outstanding under this clause (o) may not exceed $40,000,000;
(p)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business; and
7.03    Investments and Acquisitions.
(a)    Make or hold any Investments except:
(i)    any endorsement of a check or other medium of payment for deposit or collection through normal banking channels or similar transaction in the normal course of business;

(ii)    any investment in (A) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof, (B) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s, (C) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof that has a combined capital and surplus and undivided profits of not less than $250,000,000, (D) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (A) above and entered into with a financial institution satisfying the criteria described in clause (C) above, (E) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
(iii)    the holding of each of the Subsidiaries listed on Schedule 5.01 hereto, and the creation, acquisition and holding of, and any investment in, any new Subsidiary after the Closing Date so long as such new Subsidiary shall have been created, acquired or held, and investments made, in accordance with the terms and conditions of this Agreement and pursuant to transactions otherwise permitted under this Section 7.03;
(iv)    notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;
(v)    Investments, including a guaranty of Indebtedness by (A) any Loan Party in any other Loan Party, (B) any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party, (C) any Subsidiary that is not a Loan Party in any Loan Party and (D) any Loan Party in any other Subsidiary that is not a Loan Party; provided that (1) the aggregate principal amount of all Investments incurred pursuant to this clause (a)(v)(D) (including any outstanding amounts under the Non-Loan Party Debt Cap) shall not exceed $15,000,000 in any fiscal year and $50,000,000 during the term of this Agreement (this clause (a)(v)(D), the “Non-Loan Party Investments Cap”) and (2) no Event of Default is occurring and continuing at the time of such Investment or results therefrom;
(vi)    investments received in connection with Dispositions permitted by Section 7.05;

(vii)    any advance or loan to an officer or employee of the Borrower or any Subsidiary as an advance on commissions, travel, relocation and other similar items in the ordinary course of business, so long as all such advances and loans from the Borrower and all Subsidiaries aggregate not more than the maximum principal sum of $1,000,000 at any time outstanding;
(viii)    the holding of any Equity Interests that has been acquired pursuant to an Acquisition permitted by subsection (b) hereof;
(ix)    the creation of a Subsidiary for the purpose of making an Acquisition permitted by subsection (b) hereof or the holding of any Subsidiary as a result of an Acquisition made pursuant subsection (b) hereof, so long as, in each case, if required pursuant to Section 6.12 hereof, such Subsidiary becomes a Guarantor promptly following such Acquisition;
(x)    the Investments existing on the Closing Date, in addition to the other Investments permitted to be incurred pursuant to this Section 7.03, as set forth in Schedule 7.03;
(xi)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(xii)    Guarantees of Indebtedness permitted pursuant to Section 7.02;
(xiii)    Investments in the Wuxi Weifu JV, so long as (A) no Default has occurred and is continuing or would result therefrom and (B) the aggregate amount of such Investments is limited to those made using reinvestment dividends or other distributions received from the Wuxi Weifu JV from and after the Closing Date;
(xiv)    Investments in the form of a Swap Contract, so long as such Swap Contract shall have been entered into in the ordinary course of business and not for speculative purposes;
(xv)    non-cash Investments made by Borrower or any Loan Party in any Foreign Subsidiary consisting of obligations of such Foreign Subsidiary to pay Capital Distributions to the Borrower or any other Loan Party that have been declared but the payment of which has been deferred (whether or not such obligation to pay such Capital Distributions is represented by a promissory note that has been pledged to the Administrative Agent in accordance with the Collateral Documents);
(xvi)    [reserved];

(xvii)    other Investments constituting Acquisitions permitted by subsection (b) of this Section 7.03;
(xviii)    [reserved]; and
(xix)    investments constituting deposits described in Section 7.01(h) and Section 7.01(q).
For purposes of this Section 7.03(a), the amount of any Investment in Equity Interests shall be based upon the initial amount invested and shall not include any appreciation in value or return on such investment.
(b)    Effect an Acquisition (other than any Acquisition permitted under Section 7.04(a), (b), (c) or (d)); provided that, so long as no Event of Default shall exist prior to or after giving pro forma effect thereto (and any Indebtedness incurred in connection therewith), the Borrower and its Subsidiaries may make:
(i)    an Acquisition so long as:
A.    in the case of a merger, amalgamation or other combination including the Borrower, the Borrower shall be the surviving entity;
B.    in the case of a merger, amalgamation or other combination including a Loan Party (other than the Borrower), a Loan Party shall be the surviving entity;
C.    the business to be acquired shall be similar to the lines of business of the Borrower and its Subsidiaries or reasonably related and/or complementary or ancillary to such lines of business and reasonable extensions and expansions thereof;
D.    the Borrower and its Subsidiaries shall be in full compliance with the Loan Documents both prior to and subsequent to the transaction;
E.    such Acquisition shall not be actively opposed by the board of directors (or similar governing body) of the selling Persons or the Persons whose equity interests are to be acquired;
F.    the Borrower shall have furnished to the Administrative Agent at least ten (10) Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Administrative Agent or the Required Lenders, such other information and documents that the Administrative Agent or the Required Lenders may request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, (iii) a certificate of the chief financial officer of the Borrower, demonstrating on a pro forma basis compliance, as at the end of the most recently-ended four fiscal quarter period (taken as a single period), with the Financial Covenants after the consummation of such Acquisition, and (iv) copies of such other agreements, instruments or other documents as the Administrative Agent or the Required Lenders shall reasonably request;
G.    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition after giving pro forma effect to such Acquisition;
H.    such Acquisition shall be effected in such a manner so (i) that the acquired assets or Equity Interests are owned either by a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person and (ii) after giving effect to any such Acquisition, any Person so acquired who is a Subsidiary of any Borrower shall become a Loan Party; provided that the Purchase Price payable in respect of any Person that does not become a Loan Party in accordance with Section 6.12 or of property or assets that are not Collateral shall not exceed $5,000,000 in the aggregate during the term of this Agreement;
I.    the Purchase Price payable in respect of (i) any single Acquisition or series of related Acquisitions shall not exceed $5,000,000 in the aggregate and (ii) all Acquisitions (including the proposed Acquisition) shall not exceed $15,000,000 in the aggregate during the term of this Agreement; and
J.    any such Subsidiary (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 6.12(a) within forty-five (45) days (or such longer period as the Required Lenders may approve in their sole discretion) of the consummation of such Acquisition.
(ii)    other Acquisitions constituting Investments permitted by subsection (a) of this Section 7.03.
Following any Acquisition permitted under this Section 7.03, to the extent required under the Loan Documents, the acquired Person shall take the necessary steps to become a Guarantor hereunder and to comply with the Guarantee and Collateral requirements in accordance with the Loan Documents.
7.04    Fundamental Changes. Dissolve, liquidate, merge, amalgamate or consolidate with or into any other Person, except that, if at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing:
(a)    a Domestic Subsidiary may merge, amalgamate or consolidate with or into (i) the Borrower (provided that the Borrower shall be the continuing or surviving Person), or (ii) any one or more Guarantors (provided that a Guarantor shall be the continuing or surviving Person);
(b)    a Domestic Subsidiary (other than a Loan Party) may merge, amalgamate or consolidate with or into any other Domestic Subsidiary (other than a Loan Party);
(c)    a Foreign Subsidiary may merge, amalgamate or consolidate with or into another Foreign Subsidiary or the Borrower or a Guarantor (provided that, in any merger, amalgamation or consolidation involving the Borrower or a Guarantor, the Borrower or Guarantor shall be the continuing or surviving Person);
(d)    any Wholly-Owned Subsidiary may be dissolved or liquidated so long as such Subsidiary is not, at the time, a Loan Party or, if it is a Loan Party at such time, all assets and interests of such Subsidiary, are transferred to another Loan Party on or before the time of its dissolution or liquidation; and
(e)    Acquisitions may be effected in accordance with the provisions of Section 7.03(b) hereof.
7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, other than in the ordinary course of business, except that:
(a)    a Loan Party may sell, lease, transfer or otherwise dispose of any of its assets to any other Loan Party;
(b)    the Borrower and its Subsidiaries may Dispose of any assets which are immaterial to the business of the Borrower provided that (i) all such Dispositions of the Borrower and all Subsidiaries aggregate not more than the maximum principal sum of $2,500,000 in any fiscal year and (ii) such Dispositions are made in the ordinary course;
(c)    a Domestic Subsidiary (other than a Loan Party) may Dispose of any of its assets to the Borrower or any other Domestic Subsidiary; provided that in the case of any Disposition to a Loan Party such Disposition shall not be for more than the fair market value of the assets that are the subject of such Disposition;
(d)    a Foreign Subsidiary may Dispose of any of its assets to any Loan Party; provided that such Disposition shall not be for more than the fair market value of the assets that are the subject of such Disposition;

(e)    Dispositions permitted by Section 7.04;
(f)    [reserved];
(g)    a Foreign Subsidiary may Dispose of any of its assets to any other Foreign Subsidiary (provided that, in any Disposition by a Foreign Subsidiary that is a Guarantor, such Disposition shall be to another Guarantor);
(h)    Dispositions of Accounts in connection with the compromise, settlement or collection thereof the ordinary course of business, consistent with past practices;
(i)    Dispositions not otherwise permitted under this Section 7.05 so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value of such assets, as reasonably determined by the Board of Directors of the Borrower, and at least 75% of the consideration so received constitutes cash, (ii) the proceeds of such Disposition are applied in accordance with Section 2.05, (iii) after giving pro forma effect to such Disposition, the Borrower and its Subsidiaries shall be pro forma in compliance with the Financial Covenants and (iv) no Event of Default is occurring and continuing at the time of such Disposition or results therefrom;
(j)    Dispositions of Receivables in connection with any Qualified Receivables Transaction, provided that Qualified Receivables Transactions may not exceed $30,000,000 at any time outstanding;
(k)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;
(l)    Dispositions of investments permitted by clauses (a)(i) and (a)(ii) of Section 7.03;
(m)    Dispositions of the GMF Collateral;
(n)    The Algonquin Sale and Leaseback Transaction; and
(o)    The Dowagiac Disposition.
Notwithstanding the foregoing, no Loan Party shall transfer (or license on a non-exclusive basis) or otherwise dispose of any Material Intellectual Property or any Material Real Property to any Affiliate that is not a Loan Party.
7.06    Restricted Payments. Make or commit itself to make or declare any Restricted Payment at any time, provided that:
(a)    each Subsidiary may make Capital Distributions to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct

Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Capital Distribution is being made;
(b)    the Borrower and its Subsidiaries may make non-scheduled prepayments, repurchases or redemptions in respect of Junior Indebtedness and Subordinated Indebtedness (a “Restricted Debt Payment”) so long as such Restricted Debt Payment is made (i) with proceeds of qualified Equity Interests (other than the proceeds of an equity cure) or consideration paid in qualified Equity Interests that are not otherwise applied and (ii) in connection with the Transactions;
(c)    the Borrower and each Subsidiary may make Restricted Payments with the proceeds received from the substantially concurrent issue of new common Equity Interests;
(d)    the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, and except as otherwise set forth herein, payable solely in additional shares of such preferred stock or in shares of its common stock;
(e)    [reserved]; and
(f)    the Borrower and its Subsidiaries may make Restricted Payments constituting a prepayment of Indebtedness in connection with the Refinancing of such Indebtedness permitted hereunder.
7.07    Changes in the Nature of Business. Engage in any business if, as a result thereof, the general nature of the business of the Borrower and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business the Borrower and its Subsidiaries are engaged in on the Closing Date.
7.08    Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than a Loan Party) (x) on terms that shall be less favorable to the Borrower or such Subsidiary than those that might be obtained at the time in a transaction with a non-Affiliate and (y) unless such transaction shall be consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business; provided that the foregoing shall not prohibit (1) the payment of customary and reasonable directors’ fees to directors who are not employees of the Borrower or any Subsidiary or an Affiliate, (2) amounts payable pursuant to the consummation of the Transactions on the Closing Date, or (3) the declaring, or the making, of dividends and other distributions in respect of the Series D Preferred Stock that is otherwise permitted by this Agreement.
7.09    Burdensome Agreements. Except as set forth in this Agreement and the other Loan Documents directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) make, directly or indirectly, any Capital Distribution to the Borrower, (b) make, directly or indirectly, loans or advances or capital contributions to the Borrower or (c) transfer, directly or indirectly, any of the properties or assets of such Subsidiary to the Borrower; except for such encumbrances or restrictions existing under or by reason of (i) applicable Law, by any Loan Document or by any ABL Loan Document to the extent not prohibited by the ABL Intercreditor Agreement, (ii) customary provisions in leases and other contracts restricting the assignment thereof, (iii) customary restrictions in agreements in connection with Qualified Receivables Transactions, consignment agreements, security agreements or mortgages permitted hereunder securing Indebtedness or Financing Lease Obligations permitted hereunder, of a Subsidiary to the extent such restrictions shall only restrict the transfer of the property subject to such security agreement, mortgage or lease, (iv) restrictions and conditions existing on the date hereof identified on Schedule 7.09 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), or (v) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.
7.10    Use of Proceeds. Directly or indirectly, and whether immediately, incidentally or ultimately:
(a)    use the proceeds of any Borrowing, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose;
(b)    use any proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities or business with, involving or for the benefit of any Sanctioned Person or any Designated Jurisdiction, or in any other manner that would constitute or give rise to a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions; or
(c)    use any proceeds of any Borrowing in any manner that would constitute a violation of any applicable Anti-Corruption Laws.
7.11    Amendments to Organization Documents. Amend its Organization Documents to change its name or state, province or other jurisdiction of organization, or otherwise amend its Organization Documents in a manner adverse to the Lenders, without the prior written consent of the Administrative Agent and the Required Lenders which consent shall not be unreasonably withheld.
7.12    Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year;
7.13    Sanctions; Anti-Corruption Laws. (a) Directly or indirectly, use any proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any

Subsidiary, joint venture partner or other Person to fund any activities of or business with, involving or for the benefit of any Sanctioned Person or any Designated Jurisdiction, or in any other manner that would constitute or give rise to a violation by any Person (including any Person participating in the transaction, whether as Lender, Administrative Agent or otherwise) of Sanctions; or
(b)    for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the U.S. Foreign Corrupt Practices Act of 1977 or other applicable Anti-Corruption Laws, or in any other manner that would constitute a violation of any applicable Anti-Corruption Laws.
7.14    Financial Covenants. Consolidated Net Leverage Ratio. For the benefit of the Lenders (and the Administrative Agent on their behalf), permit the Consolidated Net Leverage Ratio of the Borrower and its Subsidiaries as of the last day of any fiscal quarter of the Borrower to exceed the Consolidated Net Leverage Ratio set forth for the applicable fiscal quarter below, which will be tested quarterly on a trailing four (4) fiscal quarter basis for the most recent four fiscal quarter period for which financial statements are required to be delivered under Article VI, as of the last day of any fiscal quarter of the Borrower (commencing with the first full fiscal quarter of the Borrower following the Closing Date) (the “Consolidated Net Leverage Ratio Covenant”):

Fiscal Quarter	Consolidated Net Leverage Ratio
June 30, 2025	4.00:1.00
September 30, 2025	4.00:1.00
December 31, 2025	4.00:1.00
March 31, 2026	4.00:1.00
June 30, 2026	4.00:1.00
September 30, 2026	3.50:1.00
December 31, 2026	3.50:1.00
March 31, 2027	3.00:1.00
June 30, 2027	3.00:1.00
September 30, 2027	3.00:1.00
December 31, 2027	3.00:1.00
March 31, 2028 and each fiscal quarter ending thereafter	2.75:1.00

(b)    Liquidity. Permit Domestic Liquidity as of the last day of any fiscal quarter to be less than (i) on and from the Closing Date until the fiscal quarter ending on or around June 30, 2025, $10,000,000 and (ii) at all times thereafter, $15,000,000 (in each case, the “Minimum Liquidity Covenant”, and together with the Consolidated Net Leverage Ratio Covenant, the “Financial Covenants” and each, a “Financial Covenant”).

7.15    Restrictions Pertaining to Certain Indebtedness. Permit any supplement, modification or amendment in any manner of any term or condition of any Material Indebtedness Agreement, any Indebtedness set forth in Schedule 7.02 or any Indebtedness that is expressly subordinated in payment to the Obligations, except for any such amendment, modification or waiver that would not be reasonably expected to be materially adverse to the Lenders.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Payments. If (a) the interest on any Loan or any Commitment or any other fee or other amount (other than the principal of any Loan) shall not be paid in full when due and payable or within three (3) Business Days thereafter, or (b) the principal of any Loan shall not be paid in full when due and payable;
(b)    Special Covenants. (i) if any Loan Party or Subsidiary thereof shall fail or omit to perform and observe Sections 6.03(a), 6.11, 6.12 (other than clause (e) thereof), 6.16, 6.17, or any Section in Article VII hereof (subject to, in the case of a Financial Covenant, the cure right contained in Section 8.04), and (ii) if any Loan Party or Subsidiary thereof shall fail or omit to perform and observe Section 6.01 hereof and that failure or omission shall not have been fully corrected within five (5) days after the earlier of (i) any Financial Officer of such Loan Party or Subsidiary, as applicable, becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to the Borrower by the Administrative Agent or the Required Lenders that the specified failure or omission is to be remedied;
(c)    Other Covenants. If any Loan Party or Subsidiary thereof shall fail or omit to perform and observe any covenant, agreement or other provision (other than those referred to in Sections 8.01(a) or 8.01(b) hereof) contained or referred to in this Agreement or any other Loan Document that is on such Loan Party’s or Subsidiary’s part to be complied with, and that failure or omission shall not have been fully corrected within thirty (30) days after the earlier of (i) any Financial Officer of such Loan Party or Subsidiary, as applicable, becomes aware of the occurrence thereof, or (ii) the giving of written notice thereof to the Borrower by the Administrative Agent or the Required Lenders that the specified failure or omission is to be remedied;
(d)    Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any other Loan Document or any other material information furnished by any Loan Party or Subsidiary thereof to the Administrative Agent or the Lenders, or any thereof, or any other holder of any Note, shall be false or erroneous in any material respect (or, if any such representation, warranty or statement is by its terms qualified by concepts of materiality or reference to Material Adverse Effect, such representation, warranty or statement in any respect);

(e)    Cross Default. (i) If any Loan Party or any Subsidiary shall default in (x) the payment of any amount due and owing with respect to any Material Indebtedness Agreement beyond any period of grace provided with respect thereto, or (y) the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created, if the effect of such default is to allow the acceleration of the maturity of any Indebtedness under any Material Indebtedness Agreement or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity or (ii) an event of default has occurred under the ABL Loan Documents, which default shall not have been cured or waived within any applicable grace period, or if any Person party to the Intercreditor Agreement breaches or violates, or attempts to terminate or challenge the validity of, such agreement;
(f)    ERISA Default. The occurrence of one or more ERISA Events that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $12,500,000 for all periods;
(g)    Change in Control. If any Change in Control shall occur;
(h)    Judgments. (i) A final judgment or order for the payment of money shall be rendered against any Loan Party or any Subsidiary thereof by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired and the aggregate of all such judgments, for all such Loan Parties or Subsidiaries, shall exceed $12,500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) or (ii) any one or more non-monetary final judgments or orders shall be rendered against any Loan Party or any Subsidiary thereof by a court of competent jurisdiction that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (1) enforcement proceedings are commenced by any creditor upon such judgment or order, or (2) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(i)    Validity of the Loan Documents.
(i)    Except as permitted pursuant to this Agreement and the other Loan Documents, if any Lien granted in this Agreement or any other Loan Document in favor of the Administrative Agent shall be determined to be (i) void or invalid, or is subordinated or not otherwise given the priority contemplated by this Agreement and the Borrower has (or the appropriate Loan Party has) failed to promptly execute appropriate documents to correct such matters, or (ii) unperfected as to any material amount of Collateral (as determined by the Required Lenders, in its reasonable discretion) and the Borrower has (or the appropriate Loan Party has) failed to promptly execute appropriate documents to correct such matters;
(ii)    (A) The validity, binding effect or enforceability of any Loan Document against any Loan Party shall be contested by any Loan Party; (B) any Loan Party shall deny in writing that it has any or further liability or obligation under any Loan Document; or (C) any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to the Administrative Agent or the Lenders the benefits purported to be created thereby;
(j)    Bankruptcy and Solvency. If any Loan Party or any Subsidiary thereof (other than an Immaterial Subsidiary) shall (1) except as permitted pursuant to Section 7.04 hereof, discontinue business, (2) generally not pay its debts as such debts become due, (3) make a general assignment for the benefit of creditors, (4) apply for or consent to the appointment of an interim receiver, a receiver, a receiver and manager, an interim examiner, an examiner, an administrator, sequestrator, monitor, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets or of such Person, (5) be adjudicated a debtor or insolvent or have entered against it an order for relief under any Debtor Relief Law, whether or not foreign, federal, state or provincial, in any applicable jurisdiction, now or hereafter existing, as any of the foregoing may be amended from time to time, or other applicable statute for jurisdictions outside of the United States, as the case may be, (6) file a voluntary petition in bankruptcy, or file a petition for the appointment of an interim examiner or examiner, or file a proposal or notice of intention to file a proposal or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of sixty (60) days from commencement of such proceeding or case, or file a petition or an answer or an application or a proposal seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal, provincial or state, or, if applicable, other jurisdiction) relating to relief of debtors, (7) suffer or permit to continue unstayed and in effect for sixty (60) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition or an application or a proposal seeking its reorganization or appoints an interim receiver, a receiver and manager, an interim examiner, an examiner, an administrator, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or of such Person, (8) have an administrative receiver, receiver or examiner appointed over the whole or substantially the whole of its assets, or of such Person, (9) take, or omit to take, any action in order thereby to effect any of the foregoing assets, the value of which is less than its liabilities (taking into account prospective and contingent liabilities), or (10) have a moratorium declared in respect of any of its Indebtedness, or any analogous procedure or step is taken in any jurisdiction; or

(k)    Senior Debt Status. The Obligations of each Loan Party under this Agreement and each of the other Loan Documents shall fail to (i) rank at least pari passu in right of payment with the other material senior Indebtedness of the Loan Parties or (ii) be designated as “Senior Indebtedness,” “Designated Senior Debt” or such similar term under all instruments and documents relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.
8.02    Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable hereunder or under any other Loan Document to be immediately due and payable, together with the Prepayment Premium, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)    exercise on behalf of itself and the other Secured Parties all rights and remedies available to it and the other Secured Parties under the Loan Documents;
provided, however, that upon the occurrence of an Event of Default described in Section 8.01(j), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other Obligations as aforesaid shall automatically become due and payable.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented out of pocket fees, charges and disbursements of outside counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable and documented out of pocket fees, charges and disbursements of counsel to the Lenders) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of the outstanding principal balance of the Loans and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;
Fifth, to pay any Prepayment Premium payable pursuant to this Agreement, and any other applicable premiums in respect of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth payable to them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
8.04    Cure Right. Notwithstanding anything to the contrary contained in this Article VIII, in the event that the Borrower fails (or, but for the operation of this paragraph, would fail) to comply with the requirements of a Financial Covenant, from the last day of the applicable fiscal quarter until the expiration of the 15th Business Day subsequent to the date the Compliance Certificate for such fiscal quarter calculating such Financial Covenant is required to be delivered pursuant to Section 6.02(b) (the “Cure Period”), the Borrower shall have the right to issue Permitted Cure Securities (including for the avoidance of doubt additional shares of Series D Preferred Stock) for cash (the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, such Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four-quarter period that contains such fiscal quarter, solely for the purpose of measuring such Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of this Agreement, (iii) for purposes of this Article VIII, the Cure Amount shall be not be given effect in an amount greater than the amount required for purposes of complying with such Financial Covenant, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with such Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of Unrestricted Cash and Cash Equivalents) (other than, to the extent such Cure Amount is actually utilized as a prepayment, such reduction in Indebtedness will be taken into account in the fiscal periods ending after such fiscal quarter) and (v) such proceeds shall be applied to prepay the Term Loans in accordance with Section 2.05(c)(v). If, after giving effect to the adjustments in this paragraph, the Borrower shall then be in compliance with the requirements of such Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default with respect to such Financial

Covenant that would have occurred but for this paragraph shall be deemed cured for the purposes of this Agreement. During the Cure Period set forth in this Section 8.04, upon receipt by the Administrative Agent of written notice from the Borrower that it intends to exercise its Cure Right pursuant to this Section 8.04 for such period, any resultant Event of Default or potential Event of Default that arises solely as a result of non-compliance with Section 7.14 shall be deemed retroactively to have not occurred, and the Lenders shall not be permitted to accelerate the Loans or any other Obligations held by them and the Administrative Agent and the Lenders shall not be permitted to exercise remedies against the Collateral, in each case to the extent such acceleration or such exercise of remedies is based solely on a failure to comply with the requirements of Section 7.14 for such period, unless and until such Cure Period shall have passed without the Borrower exercising its Cure Right for such fiscal period prior to the expiration of such Cure Period.

ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment of the Administrative Agent.
(a)    Each Lender hereby irrevocably appoints Alter Domus (US) LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and designates and authorizes it to take such actions on its behalf and to exercise such powers and perform such duties as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto.
(b)    The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Secured Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04) and all other rights, privileges, protections, immunities, and indemnities granted to the Administrative Agent hereunder and under the other Loan Documents, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders, and by accepting the benefits of the Collateral Documents, any other Secured Parties, hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases and subordination agreements) with respect to the Collateral (including any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured

Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Secured Parties and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Secured Parties in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Secured Party.
(c)    The duties of the Administrative Agent shall be mechanical and administrative in nature; and the Administrative Agent shall not have, by reason of any Loan Document, a fiduciary, principal-agency, or trustee relationship in respect of any Lender or any other Secured Party. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.
(d)    The provisions of this Article IX are solely for the benefit of the Secured Parties, and no Loan Party has rights as a third-party beneficiary of any of such provisions.
9.02    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents or of exercising any rights and remedies thereunder) by or through any one or more co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such co-agents, sub-agents and attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. All provisions of this Article IX and Article X (including Section 10.04) and all other rights, privileges, protections, immunities, and indemnities granted to the Administrative Agent hereunder and under the other Loan Documents shall apply to any such co-agents, sub-agents and attorneys-in-fact, and to the Related Parties of the Administrative Agent and any such co-agents, sub-agents and attorneys-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any such co-agents, sub-agents and attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such co-agents, sub-agents and attorneys-in-fact.

9.03    Liability of the Administrative Agent.
(a)    Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement and the other Loan

Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. The permissive rights of the Administrative Agent to take any actions permitted by this Agreement or any other Loan Document shall not be construed as an obligation or duty to do so. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:
(i)    shall not be subject to any fiduciary or other implied duties or obligations, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, and shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) as it deems appropriate, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; provided, further, that if the Administrative Agent so requests, it shall first be indemnified and provided with adequate security to its sole satisfaction (including reasonable advances as may be requested by the Administrative Agent) by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such directed action; provided, further, that the Administrative Agent may seek clarification or further direction from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) prior to taking any such directed action and may refrain from acting until such clarification or further direction has been provided (and the Administrative Agent shall not incur liability to any Person by reason of so refraining);
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, the Loan Parties, or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Related Parties in any capacity;
(iv)    shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) (and such consent or request and such action or action not taken pursuant thereto shall be binding upon all the Lenders and all other Secured Parties) or (y) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment (which shall not include any action taken or omitted to be taken in accordance with clause (x), for which the Administrative Agent and its Related Parties shall have no liability);
(v)    shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default and stating that such notice is a “notice of default” is given to the Administrative Agent by the Borrower or a Lender; and
(vi)    shall not be responsible or liable for or have any duty to ascertain or inquire into or monitor (1) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (2) the contents of any certificate, report, statement, or other document referred to, provided for, or delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, the use of proceeds of the Loans, or the occurrence or possible occurrence of any Default or Event of Default, (4) the execution, validity, enforceability, effectiveness, genuineness, collectibility or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, preservation, perfection, maintenance or continuation of perfection, or priority of any Lien purported to be created by the Security Documents, (5) the value or the sufficiency of any Collateral, (6) whether the Collateral exists, is owned by Borrower or its Subsidiaries, is cared for, protected, insured, or maintained, or has been encumbered, or meets the eligibility criteria applicable in respect thereof, (7) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or the inspection of the properties, books or records of any Loan Party or any Affiliate thereof, or (8) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations.
(a)    Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or its Related Parties to expend or risk their own funds or otherwise incur any financial liability in the performance of any duties, obligations or responsibilities or in the exercise of any right, power, authority or discretion hereunder or under the other Loan Documents.
(b)    The Administrative Agent and its Related Parties shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Loan Document, in each case, arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, any act or provision of any present or future law or regulation or governmental authority; acts of God; earthquakes; fires; floods; wars; terrorism; civil or military disturbances; sabotage; epidemics; pandemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority or governmental actions; or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility.
(c)    For the avoidance of doubt, and without limiting the other protections set forth in this Article IX, with respect to any approval, determination, designation, or judgment to be made by (including any item that must be to the satisfaction of the Administrative Agent herein or in the other Loan Documents), the Administrative Agent shall be entitled to request that the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) make or confirm such approval, determination, designation, or judgment (including whether any such item is satisfactory).
9.04    Lack of Reliance on the Administrative Agent. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any other agreement or document furnished hereunder or thereunder. Each Lender acknowledges that the Administrative Agent and its Related Persons have made no representation or warranty to it, and that no act by the Administrative Agent or its Related Parties hereinafter taken shall be deemed to constitute any representation or warranty by the Administrative Agent or its Related Parties to any Lender. Each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement, the other Loan Documents, or the Transactions contemplated hereby or thereby. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent and its Related Parties shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, its Subsidiaries or any other Person party to a Loan Document that may come into the possession or control of the Administrative Agent or its Related Parties.
9.05    Indemnification of the Administrative Agent. The Lenders shall indemnify upon demand the Administrative Agent and its Related Parties (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so) (pro rata based on its Applicable Percentage at the time such indemnification is sought, or if indemnification is sought after the Loans have been paid in full, based on its Applicable

Percentage immediately prior to such payment), and hold harmless the Administrative Agent and its Related Parties from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Related Parties in any way relating to or arising out of, the Transactions, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, the performance of its duties or exercise of any of its rights or powers hereunder or thereunder, or any action taken or omitted by the Administrative Agent or any of its Related Parties under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment to the Administrative Agent or any of its Related Parties of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements resulting from the Administrative Agent’s or such Related Party’s own gross negligence or willful misconduct, as determined by the final and non-appealable judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.05. In the case of any investigation, litigation or proceeding giving rise to any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses or disbursements, this Section 9.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any fees, costs or out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any source sought against any amount due to the Administrative Agent under this Section 9.05.
9.06    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, shall be fully protected in relying, and shall not incur any liability for relying upon, any communication, signature, resolution, representation, affidavit, letter, telecopy, facsimile, telex or telephone message, notice, request, certificate, consent, statement, order, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall be entitled to rely, shall be fully protected in relying, and shall not incur any liability for relying, or taking any action in reliance, upon advice and statements of such counsel, accountants, consultants, or experts.
9.07    The Administrative Agent in its Individual Capacity. The Person serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders,” “Required Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Person acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.08    Successor Administrative Agent.
(a)    The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower, provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor Administrative Agent.
(c)    Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If no successor Administrative Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after written notice is given of the Administrative Agent’s resignation or removal under this Section, then on such 30th day (i) such resignation or removal shall nonetheless become effective in accordance with such notice and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) all payments and communications to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, and the Required Lenders shall perform all other duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. After the Administrative Agent’s resignation or removal hereunder, the provisions of this Article IX and Article X (including Section 10.04) and all other rights, privileges, protections, immunities, and indemnities in favor of the Administrative Agent hereunder and under the other Loan Documents shall continue in effect for the benefit of such retiring or removed Administrative Agent, its co-agents, sub-agents and attorneys-in-fact and their respective Related Parties in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
9.09    Withholding Tax. In addition to and without limiting the application of Section 3.01, to the extent required by any applicable Law, the Administrative Agent may deduct or withhold from any amounts paid to or for the account of any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent in writing of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting or expanding the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.09.
9.10    The Administrative Agent May File Proofs of Claim; Credit Bidding.
(a)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective Related Parties and all other amounts due the Secured Parties and their respective Related Parties under the Loan Documents (including under Section 2.08, Section 2.09, Article III, Article IX, Section 10.02(e), and Section 10.04) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)    Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its Related Parties and all other amounts due the Administrative Agent and its Related Parties under the Loan Documents (including under Section 2.09, Article III, Article IX, Section 10.02(e), and Section 10.04).
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Laws. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (i) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. In no event shall the Administrative Agent be required to take title to any Collateral hereunder.
9.11    Authorization to Execute Other Loan Documents. Each Lender hereby authorizes and directs the Administrative Agent to enter into, and agrees to be bound by, this Agreement, the Collateral Documents, the ABL Intercreditor Agreement and the other Loan Documents to be executed by the Administrative Agent and set forth on Schedule 6.17 hereto (including, without limitation, any subordination agreements and any other intercreditor agreements). Each Lender hereby acknowledges and agrees that (i) the foregoing instructed actions constitute an instruction from all the Lenders under this Section and (ii) this Article IX and Article X (including Section 10.04) and all other rights, privileges, protections, immunities, and indemnities in favor of the Administrative Agent hereunder and under the other Loan Documents shall apply to any and all actions taken or not taken by the Administrative Agent in accordance with such instruction.
9.12    Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:
(a)    to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not a Loan Party, (iii) that constitutes Excluded Assets, (iv) if approved, authorized or ratified in writing in accordance with Section 10.01 or (v) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its obligations under the Guaranty pursuant to clause (d) below;

(b)    to release any Loan Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents;
(c)    to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(d); and
(d)    to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or as a result of a transaction permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Indebtedness of the Borrower or any of its Subsidiaries.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Loan Party from its obligations under the applicable Collateral Documents pursuant to this Section. In each case as specified in this Section, the Administrative Agent will promptly upon the reasonable request of the Borrower (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Loan Party from its obligations under the Guaranty and the applicable Collateral Documents, in each case in accordance with the terms of the Loan Documents and this Section 9.12; provided, that, (i) the applicable Loan Party shall have provided the Administrative Agent with such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement and that such termination or release is permitted under this Agreement, and (ii) the Administrative Agent shall not be required to execute any document or take any action to evidence any such termination or release on terms that, in the Administrative Agent’s opinion or the opinion of its counsel, may expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse to or representation or warranty by the Administrative Agent of any kind.
9.13    [Reserved].
9.14    Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies hereunder and under the Collateral Documents may be exercised solely by the Administrative Agent, and (ii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.
9.15    Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender or Secured Party, or any Person who has received funds on behalf of a Lender or Secured Party (any such Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.15 and held in trust for the benefit of the Administrative Agent, and such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)    Without limiting immediately preceding clause (a), each Lender or Secured Party (or any Payment Recipient who received such funds on its behalf) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Secured Party, or other such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)    such Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.15(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.15(a) or on whether or not an Erroneous Payment has been made.
(c)    In addition to any rights and remedies of the Administrative Agent provided by Law, each Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, or Secured Party under any Loan Document against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Secured Party, to the rights and interests of such Lender or Secured Party, as the case may be) under the

Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.
(e)    To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.
(f)    Each party’s obligations, agreements and waivers under this Article IX shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all Obligations under any Loan Document, and the termination of this Agreement and any other Loan Document.
ARTICLE X
MISCELLANEOUS
10.01    Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    in the case of the initial Credit Extension, waive any condition set forth in Section 4.01 (other than Section 4.01(c)(i)) without the written consent of each Lender;
(b)    [reserved];
(c)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(d)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each such Lender entitled to such payment;

(e)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” and (ii) to waive any obligation of the Borrower to pay interest on the Loans at the Default Rate;
(f)    change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby or (ii) the order of application of any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b) in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders;
(g)    change any provision of this Section or reduce the percentages specified in (or alter the method of calculation thereof) the definition of any of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;
(h)    except as set forth in Section 9.12, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(i)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.12 (in which case such release may be made by the Administrative Agent acting alone);
(j)    subordinate the Obligations in right of payment or subordinate the Liens on the Collateral, in each case, to any other Indebtedness or any Lien securing any other Indebtedness, including any such amendments that have the effect of subordinating the Obligations in right of payment or subordinating the Liens on the Collateral, without the written consent of each Lender; or
(k)    impose any greater restriction on the ability of any Lender under the Term Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;
provided, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document and (ii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended to extend the Maturity Date of the Term Facility with respect to Lenders that agree to such extension with respect to their Term Loans with the written consent of each such approving Lender, the Administrative Agent and the Borrower (and no other Lender) and, in connection therewith and pursuant to a written offer from the Borrower to extend such Maturity Date may provide for different rates of interest and fees under the Term Facility with respect to the portion thereof with a Maturity Date so extended and may provide for other covenants and terms that apply solely to any period after the latest stated maturity date (including, without limitation, the Maturity Date) existing on the effective date of such amendment; provided that in each such case, (x) no Lender shall be obligated to participate in any such extension and (y) any such proposed extension of the Maturity Date with respect to the Term Facility shall have been offered to each Lender with Loans or Commitments under the Term Facility proposed to be extended, and if the consents of such Lenders exceed the portion of Commitments and Loans the Borrower wishes to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders; provided that any such offer may, at the Borrower’s option, be made to the Lenders in respect of any tranche or tranches of Term Loans without being made to any other tranche of Term Loans, as the case may be. In connection with any extensions effected pursuant to this paragraph, the Loan Parties shall take any actions reasonably required by the Administrative Agent or the Required Lenders to ensure and/or demonstrate that the Lien and security interests granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to such extension (including any actions requested in connection with any existing Mortgages or any title policies related thereto).
Notwithstanding anything to the contrary contained in this Section 10.01, (x) Collateral Documents (including any additional Collateral Documents executed pursuant to Section 6.12 after the Closing Date) and related documents executed by the Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Collateral Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
10.02    Notices; Effectiveness; Electronic Communications.
(a)    Notices Generally. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows: if to the Borrower or the Administrative Agent to the address, facsimile number, or electronic mail address specified for such Person on Schedule 10.02.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile or e-mail shall be deemed to have been given when properly transmitted (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent in writing that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    [Reserved].

(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon, and shall not incur any liability for relying upon, any notices (including telephonic or electronic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all reasonable and documented out of pocket losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, unless such losses, costs, expenses or liabilities are determined by a non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or the Lenders. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
(f)    Public Materials; Platform.
(i)    The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency, SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material nonpublic information (for purposes of the United States Federal and state securities laws) with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (x) all such Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof and (y) by marking Borrower Materials “PUBLIC,” the

Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07). Notwithstanding the foregoing, the following Borrower Materials may be posted on that portion of the Platform designated for Public Lenders: (1) the Loan Documents, and (2) notification of changes in the terms of the Loans.
(ii)    Each of the Lenders and the Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Platform, and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Loan Parties hereby approves distribution of the Borrower Materials through the Platform and understands and assumes the risks of such distribution.
(iii)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Investor” portion of the Platform and that may contain information of a type that would constitute material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws. In the event that any Public Lender has elected for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) the Administrative Agent and other Lenders may have access to such information and (ii) neither the Borrower nor the Administrative Agent or other Lender with access to such information shall have (x) any responsibility for such Public Lender’s decision to limit the scope of information it has obtained in connection with this Agreement and the other Loan Documents or (y) any duty to disclose such information to such electing Lender or to use such information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use such information.
(iv)    Each Lender agrees that notice to it (as provided in the next sentence) specifying that Borrower Materials have been posted to the Platform shall constitute effective delivery of the Borrower Materials to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(v)    Each of the Lenders and the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Materials on the Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(vi)    THE PLATFORM AND THE BORROWER MATERIALS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE PLATFORM OR THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any responsibility or liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s or any of its Related Party’s transmission of any information or other materials, including the Borrower Materials, through the Platform or any other internet, electronic, telecommunications, or information transmission systems.
(vii)    Nothing herein shall prejudice the right of the Administrative Agent or its Related Parties or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan

Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of outside counsel for the Administrative Agent) (and, in the case of clauses (b) through (l) below, each Lender), regardless of whether the Transactions contemplated hereby are consummated, including, without limitation, fees, costs, client charges and expenses of counsel for the Administrative Agent (and, in the case of clauses (b) through (l) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, the rating of the Loans, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 6.12(a) or the review of any of the agreements, instruments and documents referred to in Section 6.12(f)), (b) any requested amendments, supplements, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of the Administrative Agent’s or any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Administrative Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Administrative Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Administrative Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security, rights or remedies in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) any Environmental Liability arising from or in connection with the past, present or future operations of, or any property currently, formerly or in the future owned, leased or operated by, any Loan Party, any of its Subsidiaries or any predecessor in interest, (k) the rating of the Loans by one or more rating agencies in connection with any Lender’s securitization financing program, or (l) the receipt by the Administrative Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents and (y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, the Administrative Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Administrative Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The obligations of the Borrower under this Section 10.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all Obligations under any Loan Document, and the termination of this Agreement and any other Loan Document.
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented out of pocket fees, charges and disbursements of any outside counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the preparation, negotiation, execution, delivery or enforcement of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any actual or alleged presence or Release of Hazardous Materials at, on, under or emanating from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Borrower and each other Loan Party shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by others of any information or other materials distributed to such party by such Indemnitee through telecommunications, electronic or other information transmission systems or the Platform in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(d)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
(e)    Survival. The agreements in this Section 10.04 and the indemnity provision of Section 10.02(e) shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all Obligations under any Loan Document, and the termination of this Agreement and any other Loan Document.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the repayment, satisfaction or discharge of all Obligations under any Loan Document, and the termination of this Agreement and any other Loan Document.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees, provided such assignee is not an Ineligible Institution, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Term Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment; (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund, or (3) such assignment is made in connection with the primary syndication of the credit facility provided herein and during the ninety (90) day period following the Closing Date; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Term Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500, an Administrative Questionnaire, all applicable tax forms, and all other information and documentation reasonably requested by the Administrative Agent for purposes of compliance with applicable “know your customer” rules and Anti-Money Laundering Laws, including the PATRIOT Act and the Beneficial Ownership Regulation; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person. Notwithstanding the foregoing, any Lender may assign all or any portion of its Term Loans hereunder to the Borrower, but only if:
(A)    such assignment is made as an open market purchase on a non-pro rata basis;
(B)    no Event of Default shall have occurred and be continuing or would result therefrom;
(C)    upon the effectiveness of such assignment, such Term Loans will be deemed to be automatically and permanently cancelled; and
(D)    no proceeds of ABL Revolving Loans shall be used by the Borrower to fund the consideration for such assignment.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Laws without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request by any assignee Lender, the Borrower (at its expense) shall execute and deliver a Note to such assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.
(c)    Register. The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower solely with respect to the actions described in this Section 10.06(c) (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior written notice to the Administrative Agent.
(d)    Participations. Any Lender may at any time, without the consent of, but with notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 as if it were an assignee under subsection (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Notwithstanding anything to the contrary contained in this Agreement, (a) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Ineligible Institutions and (b) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that the Administrative Agent shall have no responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and that the Administrative Agent shall have no liability with respect to or arising out of any assignment or participation made to, or disclosure of confidential information to, or the restrictions on any exercise of rights or remedies of, an Ineligible Institution.

(e)    Certain Pledges. Any Lender may, without the consent of the Borrower or Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties and their auditors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 10.13 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH OF THE ADMINISTRATIVE AGENT AND THE LENDERS ACKNOWLEDGE THAT (A) THE INFORMATION MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER OR A SUBSIDIARY, AS THE CASE MAY BE, (B) IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND (C) IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH APPLICABLE LAWS, INCLUDING UNITED STATES FEDERAL AND STATE SECURITIES LAWS.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest and other loan charges paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Laws (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13    [Reserved].
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF

ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW
10.15    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby (including without limitation Assignment and Assumptions, amendments or other Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor any Lender is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent or such Lender, as applicable, pursuant to procedures approved by it; and provided, further, without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
10.18    PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” rules and Anti-Money Laundering Laws, including the PATRIOT Act.
10.19    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Collateral Documents that imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.
10.20    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
10.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support,” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the

Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.
BORROWER:
NN, INC.

By:	/s/ Christopher Bohnert
Name:	Christopher Bohnert
Title:	Chief Financial Officer

GUARANTORS:
WHIRLAWAY CORPORATION
PNC ACQUISITION COMPANY, INC.
PMC USA ACQUISITION COMPANY INC.
PMC ACQUISITION COMPANY, INC.
NN PRECISION PLASTICS, INC.
BRAININ-ADVANCE INDUSTRIES LLC
WAUCONDA TOOL & ENGINEERING LLC
GENERAL METAL FINISHING LLC
ADVANCED PRECISION PRODUCTS, INC.
HOWESTEMCO, LLC
PREMCO, INC.
PROFILES, INCORPORATED
HOLMED, LLC
SOUTHERN CALIFORNIA TECHNICAL ARTS, INC.
AUTOCAM CORPORATION
AUTOCAM-PAX, INC.
POLYMETALLURGICAL LLC
NN POWER SOLUTIONS HOLDINGS, LLC
NN POWER SOLUTIONS, LLC

By:	/s/ Christopher Bohnert
Name:	Christopher Bohnert
Title:	Treasurer

[Signature Page to Term Loan Credit Agreement]

ADMINISTRATIVE AGENT:
ALTER DOMUS (US) LLC,
as Administrative Agent

By:	/s/ Matthew Trybula
Name:	Matthew Trybula
Title:	Associate Counsel

[Signature Page to Term Loan Credit Agreement]

MDCF II INVESTMENT FUND B SCSP, as a Lender

By:	/s/ Jeff Jacob
Name:	Jeff Jacob
Title:	Partner

MARATHON STEPSTONE MASTER FUND LP, as a Lender

By:	/s/ Jeff Jacob
Name:	Jeff Jacob
Title:	Partner

MARATHON CURRITUCK FUND LP - SERIES A, as a Lender

By:	/s/ Jeff Jacob
Name:	Jeff Jacob
Title:	Partner

MARATHON CENTRE STREET CREDIT III, LLC, as a Lender

By:	/s/ Jeff Jacob
Name:	Jeff Jacob
Title:	Partner

[Signature Page to Term Loan Credit Agreement]